UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FIDELITY NATIONAL INFORMATION SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

April 19, 2012

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of shareholders of Fidelity National Information Services, Inc. The meeting will be held on May 30, 2012 at 10:00 A.M., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

who can vote; and

the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

Frank R. Martire

Chairman of the Board and Chief Executive Officer

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Fidelity National Information Services, Inc.:

Notice is hereby given that the 2012 Annual Meeting of Shareholders of Fidelity National Information Services, Inc. will be held on May 30, 2012 at 10:00 A.M., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1. to elect three Class I directors to serve until the 2015 annual meeting of shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year;

3. to approve, in an advisory and non-binding vote, the compensation of our named executive officers;

4. to amend our articles of incorporation and our bylaws to declassify the board of directors: and

5. to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors set March 30, 2012 as the record date for the meeting. This means that owners of Fidelity National Information Services, Inc. common stock at the close of business on that date are entitled to:

receive notice of the meeting; and

vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Sincerely,

Michael L. Gravelle

Corporate Secretary

Jacksonville, Florida

April 19, 2012

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

Page
GENERAL INFORMATION ABOUT THE COMPANY	1
GENERAL INFORMATION ABOUT THE ANNUAL MEETING	2
CERTAIN INFORMATION ABOUT OUR DIRECTORS	5
PROPOSAL NO. 1: ELECTION OF DIRECTORS	8
PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	9
PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	11
PROPOSAL NO. 4: AMENDMENTS TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION AND THE AMENDED AND RESTATED BYLAWS TO DECLASSIFY THE BOARD OF DIRECTORS	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS	14
CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS	17
COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE AND DIRECTOR COMPENSATION	19
CORPORATE GOVERNANCE AND RELATED MATTERS	51
SHAREHOLDER PROPOSALS	61
OTHER MATTERS	61
AVAILABLE INFORMATION	61

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Fidelity National Information Services, Inc. (the “Company” or “FIS”) for use at the Annual Meeting of Shareholders to be held on May 30, 2012 at 10:00 A.M., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 19, 2012 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 438-6000.

GENERAL INFORMATION ABOUT THE COMPANY

Unless stated otherwise or the context otherwise requires, all references to “FIS,” “we,” “our,” the “Company” or the “registrant” are to Fidelity National Information Services, Inc., a Georgia corporation formerly known as Certegy Inc. (“Certegy”), which was the surviving legal entity in the merger between Certegy and Former FIS (the “Certegy Merger”); all references to “Former FIS” are to Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries, prior to the Certegy Merger; all references to “Metavante” are to Metavante Technologies, Inc., and its subsidiaries, as acquired by FIS on October 1, 2009; all references to “eFunds” are to eFunds Corporation, and its subsidiaries, as acquired by FIS on September 12, 2007; all references to “Capco” are to The Capital Markets Company NV, as acquired by FIS on December 2, 2010; all references to “Old FNF” are to Fidelity National Financial, Inc., a Delaware corporation that owned a majority of the Company’s shares through November 9, 2006 and in November 2006, merged with and into FIS (the “FNF Merger”); all references to “FNF” are to Fidelity National Financial, Inc. (formerly known as Fidelity National Title Group, Inc.), formerly a subsidiary of Old FNF but now an independent company that remains a related entity from an accounting perspective; and all references to “LPS” are to Lender Processing Services, Inc., a former wholly owned subsidiary of FIS, which was spun-off as a separate publicly traded company on July 2, 2008. For purposes of the biographical descriptions of our directors and executive officers, service with FIS includes service with Former FIS prior to the Certegy Merger, and service with FNF includes service with Old FNF prior to the FNF Merger.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Who is entitled to vote?

All record holders of FIS common stock as of the close of business on March 30, 2012 are entitled to vote. On that day, 295,409,394 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record (i.e., shares registered in your name) and any shares held for your benefit in FIS’s 401(k) plan.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

There are three ways to vote by proxy, other than by attending the annual meeting and voting in person:

by Internet, using a unique password printed on your proxy card and following the instructions on the proxy card;

by mail, using the enclosed proxy card and return envelope; or

by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our President and Chief Executive Officer and our Corporate Secretary, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.

On what am I voting?

You will be asked to consider four proposals at the annual meeting.

Proposal No. 1 asks you to elect three Class I directors to serve until the 2015 annual meeting of shareholders.

Proposal No. 2 asks you to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.

Proposal No. 3 asks you to vote for the approval, on an advisory basis, of the compensation of our executive officers.

Proposal No. 4 asks you to amend the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and Amended and Restated Bylaws (the“Bylaws”) to declassify the Board.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in the Articles of Incorporation and Bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: (i) giving written notice to the Corporate Secretary; (ii) timely submitting another proxy bearing a later date (in any of the permitted forms); or (iii) casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

For Proposal No. 1 regarding the election of directors, to be elected, each of the three director nominees named in this Proxy Statement must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. If a nominee who currently is serving as a director does not receive the required vote for re-election, Georgia law provides that such director will continue to serve on the Board of Directors as a “holdover” director. However, pursuant to FIS’ Majority Voting Policy, each incumbent director has tendered an irrevocable resignation that would be effective upon the Board’s acceptance of such resignation. In that situation, our Corporate Governance and Nominating Committee would promptly consider the resignation and make a recommendation to the Board of Directors about whether to accept or reject such resignation and the Board would then take action on the recommendation no later than 180 days following the date of the election.

For Proposal No. 2, under Georgia law the action is approved if a quorum exists and the shares present or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

For Proposal No. 3, under Georgia law the action is approved (on a non-binding advisory basis) if a quorum exists and the shares present or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

For Proposal No. 4, under Georgia law and the Company’s Articles of Incorporation, the amendments are approved if a majority of the outstanding shares of common stock entitled to vote at the annual meeting affirmatively votes in favor of the proposed action.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented either in person or by proxy. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

What are broker non-votes and what effect will they have?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock

Exchange, such as the ratification of the appointment of the independent registered public accounting firm. On non-routine matters, such as the election of directors and Proposal No. 3 and Proposal No. 4, nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” Accordingly, with respect to Proposal No. 1 and Proposal No. 3, broker non-votes will not affect the outcome of the vote and with respect to Proposal No. 4, which requires the affirmative vote of a majority of all shares entitled to vote at the annual meeting, broker non-votes will have the same effect as votes “against” approval of the Proposal. Please be sure to give specific voting instructions to your broker, so that your vote can be counted.

What effect does an abstention have?

With respect to Proposal No. 1, Proposal No. 2, and Proposal No. 3, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposal No. 4, abstentions will have the same effect as votes “against” the Proposal.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $18,500, plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Computershare (in writing: P.O. Box 43078, Providence, Rhode Island 02940-3078; by telephone: (800) 568-3476). If you participate in householding and wish to receive a separate copy of the 2011 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Computershare as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the annual report to shareholders, or proxy statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

Information About the Nominees for Election

The names of the nominees for election as directors of the Company and certain biographical information concerning each of them is set forth below:

Name	Position with FIS	Age(1)	Director Since
Nominees to the class of directors whose term will expire at the 2015 annual meeting:

William P. Foley, II	Vice Chairman of the Board, Member of the Executive Committee	67	2006

Thomas M. Hagerty	Director	49	2006

Keith W. Hughes	Director Member of the Audit Commitee, Chairman of the Corporate Governance and Nominating Committee	65	2002

(1)	As of April 1, 2012.

William P. Foley, II. William P. Foley, II has served as a director of FIS since February 2006 and is the Vice Chairman of the Board. He served as Executive Chairman of the Board until February 8, 2011 and as Chairman until March 30, 2012. Mr. Foley has also served as the Executive Chairman of the Board of FNF since October 2006 and Chairman of the Board of FNF from the company’s formation in 1984 to October 2006. Mr. Foley served as Chief Executive Officer of FNF from the company’s formation in 1984 to May 2007. Mr. Foley also served as the Chairman of LPS from the spin-off until March 15, 2009, and, within the past five years, has served as a director of Florida Rock Industries, Inc. and CKE Restaurants, Inc.

Mr. Foley’s qualifications to serve on the FIS Board include his years of business experience as a Chairman, board member and executive officer of public and private companies in a wide variety of industries, including his experience serving as Executive Chairman of FIS until February 2011, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions.

Thomas M. Hagerty. Thomas M. Hagerty has served as a director of FIS since February 2006 and currently serves as a nominee of Thomas H. Lee Partners, L.P. to the FIS Board, as described below in “Proposal No. 1: Election of Directors.” Mr. Hagerty has served as a director of FNF since October 2006. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P., a position he has held since 1994. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. From July 2000 through April 2001, Mr. Hagerty also served as the Interim Chief Financial Officer of Conseco, Inc. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois, Eastern Division. Mr. Hagerty also serves as a director of MGIC Investment Corporation, MoneyGram International, Inc. and First BanCorp.

Mr. Hagerty’s qualifications to serve on the FIS Board include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, his experience in enhancing value of such companies, along with his expertise in corporate finance and his perspective as the representative of a substantial shareholder of FIS.

Keith W. Hughes. Keith W. Hughes has served as a director of FIS since August 2002. Since April 2001, Mr. Hughes has been a self-employed consultant to domestic and international financial services institutions. From

November 2000 to April 2001, he served as Vice Chairman of Citigroup Inc. Mr. Hughes was named to that position in 2000 when Citigroup acquired Associates First Capital Corporation, where he had served as Chairman and Chief Executive Officer since February 1995. Mr. Hughes is currently a director of THL Credit Inc. Within the past five years, Mr. Hughes has served as a director of Texas Industries, Inc. and Pilgrim’s Pride Corp.

Mr. Hughes’ qualifications to serve on the FIS Board include his years of experience as an executive and consultant to financial services institutions, particularly his experience as Vice Chairman of Citigroup Inc. and Chairman and Chief Executive of Associates First Capital Corporation, as well as his financial literacy and experience in matters of corporate governance.

Information About Our Directors Continuing in Office

Term Expiring in 2013

Name	Position with FIS	Age(1)	Director Since
Stephan A. James	Director, Member of the Audit Committee	65	2009

James Neary	Director, Member of the Compensation Committee, Member of the Corporate Governance and Nominating Committee	47	2009

Frank R. Martire	Chairman of the Board and Chief Executive Officer, Chairman of the Executive Committee	64	2009

(1)	As of April 1, 2012.

Stephan A. James. Stephan A. James is the former Chief Operating Officer of Accenture Ltd., and served as Vice Chairman of Accenture Ltd. from 2001 to 2004. He also served in the advisory position of International Chairman of Accenture, from August 2004 until August 2006. He is a director of BMC Software, Inc. and Navigant Consulting, Inc., and currently serves as a member of the University of Texas McCombs School of Business Advisory Board. Mr. James served as a director of Metavante Technologies, Inc. from November 2007 until the Metavante merger.

Mr. James’ qualifications to serve on the FIS Board include his experience and expertise providing financial, management consulting and technology services to financial service companies in connection with his management positions at Accenture Ltd. In particular, Mr. James was responsible for the worldwide financial service consulting and outsourcing business of Accenture Ltd. for five years.

James Neary. James Neary has served as a nominee of WPM, L.P. to the FIS Board since October 2009, as described below in “Proposal No. 1: Election of Directors.” Mr. Neary is a Managing Director of Warburg Pincus LLC and leads the firm’s buyout efforts in technology, media, telecom and business services. From 2000 through 2004, Mr. Neary led Warburg Pincus LLC’s Capital Markets group. Mr. Neary is currently a director of Interactive Data Corporation, Alert Global Media Holdings, LLC, Telmar Network Technology and Coyote Logistics. He previously was a Managing Director at Chase Securities and was in the Leveraged Finance Group at Credit Suisse First Boston. Mr. Neary served as a director of Metavante Technologies, Inc. from November 2007 until the Metavante merger and currently serves on the board of The Brearley School.

Mr. Neary’s qualifications to serve on the FIS Board include his experience formulating strategy and designing and implementing financing arrangements as a Managing Director of Warburg Pincus LLC, a leading private equity firm, as well as his previous positions with Chase Securities and Credit Suisse First Boston and his experience in the technology industry, and his perspective as the representative of the largest shareholder of FIS.

Frank R. Martire. Frank R. Martire is the Chief Executive Officer of FIS and is the Chairman of the Board. Mr. Martire joined FIS after its acquisition of Metavante Technologies, Inc., where he served as Chairman of the Board of Directors and Chief Executive Officer. Mr. Martire also served as President of FIS until March 30, 2012. Mr. Martire also served as Director and Chief Executive Officer of Metavante Corporation since March 2003 and served as its President from March 2003 to November 2008. Mr. Martire was President and Chief Operating Officer of Call Solutions Inc. from 2001 to 2003 and President and Chief Operating Officer, Financial Institution Systems and Services Group, of Fiserv, Inc. from 1991 to 2001. Mr. Martire is a director of Aurora Healthcare and the Children’s Hospital and Health System Foundation. Mr. Martire is also a member of the board of trustees for Sacred Heart University.

Mr. Martire’s qualifications to serve on the FIS Board include his years of experience providing technology solutions to the banking industry, particularly his experience with Metavante Technologies, Inc., and his knowledge of and contacts in the financial services industry.

Term Expiring in 2014

Name	Position with FIS	Age(1)	Director Since
David K. Hunt	Director, Chairman of the Audit Committee Member of the Compensation Committee	66	2001

Richard N. Massey	Director, Chairman of the Compensation Committee, Member of the Executive Committee, Member of the Corporate Governance and Nominating Committee	56	2006

(1)	As of April 1, 2012.

David K. Hunt. David K. Hunt has served as a director of FIS since June 2001. Mr. Hunt has served as a director of LPS since February 2010. Since December 2005, Mr. Hunt has been a private investor. He previously served as the non-executive Chairman of the Board of OnVantage, Inc. from October 2004 until December 2005. Prior to that, he served as the Chairman and Chief Executive Officer of PlanSoft Corporation, an internet-based business-to-business solutions provider in the meeting and convention industry, a position he held from May 1999 to October 2004.

Mr. Hunt’s qualifications to serve on the FIS Board include his over 40 years of experience in the banking and payments industries, including serving in executive positions with Signet Banking Corporation, Global Payment Systems, and AT&T Universal Card Services, and his financial literacy.

Richard N. Massey. Richard N. Massey has served as a director of FIS since November 2006. Mr. Massey has served as a director of FNF since February 2006. Mr. Massey is currently a founding partner of Westrock Capital, LLC, a private investment firm, and has been since January 2009. Mr. Massey previously served as the Chief Strategy Officer and General Counsel of Alltel Corporation from January 2006 until January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey serves as director of Oxford American Literary Project, a not-for-profit literary publication. Mr. Massey also serves as Chairman of the Board of First Federal Bancshares of Arkansas, Inc. a bank holding company.

Mr. Massey’s qualifications to serve on the FIS Board include his experience in corporate finance and investment banking and as a financial and legal advisor to public and private businesses, as well as his experience and expertise in identifying, negotiating and consummating mergers and acquisitions in technology and other industries.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Bylaws of the Company provide that our Board shall consist of at least five and no more than fifteen directors. Our directors are divided into three classes, each class as nearly equal in number as possible. The Board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The Board currently consists of eight directors. All three classes serve for three year terms. The directors elected at this annual meeting will hold office for the three year term or until their successors are elected and qualified.

On October 1, 2009, the Company completed its acquisition of Metavante pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Merger Agreement”) dated March 31, 2009. In connection with the Merger, FNF and affiliates of Thomas H. Lee Partners, L.P. (“THL”) invested a total of $249,999,993.50 in us pursuant to the terms and conditions of an Investment Agreement dated March 31, 2009 (the “Investment Agreement”). Under the Investment Agreement, THL is entitled to nominate one member of our board of directors as long as it continues to own shares equal to at least 35% of the number it purchased under the Investment Agreement. Thomas M. Hagerty currently serves as THL’s nominee.

In connection with the Merger and based upon certain existing rights of WPM, L.P., a Delaware limited partnership (“WPM”), in respect of its investment in Metavante prior to the Merger, we entered into a shareholders agreement (the “Shareholders Agreement”), dated as of March 31, 2009, with WPM. The Shareholders Agreement provides that WPM is entitled to nominate and have appointed one member of our board of directors until the earlier of (1) such time as WPM no longer holds at least 20% of the number of shares of FIS common stock received in the Merger and purchased by WPM in connection with a separate stock purchase right agreement and (2) the tenth anniversary of the completion of the Merger. James Neary currently serves as WPM’s nominee.

At this annual meeting, the following persons, each of whom is a current director of the Company, have been nominated to stand for election to the Board for a three-year term expiring in 2015:

William P. Foley, II

Thomas M. Hagerty

Keith W. Hughes

The Board believes that each of the nominees will stand for election and will serve if elected as a director.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of KPMG LLP (“KPMG”) to our shareholders for ratification. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The Audit Committee has engaged KPMG to audit the consolidated financial statements of the Company for the 2012 fiscal year. For services rendered to us during or in connection with our fiscal years ended December 31, 2011 and 2010, we were billed the following fees by KPMG:

	2011	2010
Audit Fees	$4,839,672	$4,109,539
Audit-Related Fees	188,759	191,153
Tax Fees	600,879	797,057
All Other Fees	—	—

Audit Fees. Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2011 and 2010 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-Related Fees. Audit-related fees in 2011 and 2010 consisted principally of fees for Statement on Accounting Standards No. 70 audits and audits of employee benefit plans, including billings for out-of-pocket expenses incurred.

Tax Fees. Tax fees for 2011 and 2010 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Fees. The Company incurred no other fees in 2011 or 2010.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG is approved in advance by the audit committee, including the proposed fees for such work. The audit committee has adopted policies and procedures for pre-approving all work performed by KPMG. Specifically, the audit committee has pre-approved the use of KPMG for specific types of services subject to maximum amounts set by the committee. Additionally, specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting. Any other services are required to be pre-approved by the audit committee.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR.

PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recently-adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-21(a) promulgated thereunder, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

As discussed in the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this Proxy Statement, the Board and the compensation committee of the Board (“Compensation Committee”) believe that our executive compensation program provides our named executive officers with a balanced compensation package that includes an appropriate base salary along with competitive annual and long-term incentive compensation targets. These incentive programs are designed to reward our named executive officers on both an annual and long-term basis if they attain certain specified goals.

Our current executive compensation program directly links compensation of our named executive officers to our financial performance and aligns the interests of our named executive officers with those of our shareholders. The Board and the Compensation Committee believe that the success of our compensation program is evident by our strong financial performance in 2011 and the resulting value creation for our shareholders. During the three-year period ending December 31, 2011, we achieved a cumulative total return of 67.4%, compared with 48.6% for the S&P 500 Index and 73.7% for the S & P 500 Supercap Data Processing & Outsourced Services Index.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section of the 2012 proxy statement, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Approval of the compensation paid to our named executive officers requires that the number of shares present or represented by proxy and entitled to vote approving the proposal exceed the number of shares present or represented by proxy and entitled to vote opposing it. Abstentions will have no effect. However, as this is an advisory vote, the results will not be binding on the Company, the Board, or the Compensation Committee and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our Compensation Committee and the Board, although the Compensation Committee and the Board will consider the outcome of this vote when making compensation decisions.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4: TO AMEND THE

ARTICLES OF INCORPORATION AND THE

BYLAWS OF THE COMPANY

TO DECLASSIFY THE BOARD OF DIRECTORS

Under Article IV of our current Articles of Incorporation and Section 2.2 of our current Bylaws, the Board is divided into three classes. Each class consists, as nearly equal in number as possible, of one-third of the total number of directors, with members of each class being elected every three years to a three-year term and with the term of one class expiring at each Annual Meeting of Shareholders. In other words, at each Annual Meeting of Shareholders only one class of directors is subject to shareholder vote.

After careful consideration, the Board determined that it would be in the best interests of the Company and its shareholders to amend Article IV of our Articles of Incorporation and Section 2.2 of our Bylaws to provide for a phased-in declassification of the Board and the annual election of all directors, and unanimously approved the amendments. The full text of the proposed amendments is set forth in Annex A to this proxy statement. If the proposed amendments are approved by the requisite vote of our shareholders, the declassification of the Board will be phased-in over the next three years as follows:

1.	the term of office of those directors elected at the 2012 Annual Meeting will end at the 2015 Annual Meeting, at which time those directors will be eligible to stand for re-election for one-year terms;

2.	each continuing director (i.e. each director who is not up for election at the 2012 Annual Meeting) whose current term expires at the 2013 Annual Meeting will serve the remainder of his term and thereafter will be eligible to stand for re-election for a two-year term expiring at the 2015 Annual Meeting;

3.	each continuing director whose current term expires at the 2014 Annual Meeting will serve the remainder of his term and thereafter will be eligible to stand for re-election for a one-year term expiring at the 2015 Annual Meeting; and

4.	beginning with our 2015 Annual Meeting, and at each subsequent annual meeting, all our directors will be eligible to stand for re-election for one-year terms and there will no longer be any designation of directors by classes.

As proposed above, the declassification of the Board will not operate to shorten the term of any of our continuing directors.

If our shareholders do not approve these amendments, the Board will remain classified and the directors will continue to be elected to serve three-year terms, subject to their earlier death, resignation or removal. If approved, this proposal will become effective upon the filing of articles of amendment containing the amendments to the Articles of Incorporation with the Secretary of State of the State of Georgia, which the Company intends to do promptly after shareholders have approved this proposal.

The Board is committed to good corporate governance and has periodically considered the advantages and disadvantages of maintaining a classified board. In the past, the Board has concluded that a classified board structure was in the best interests of the Company and its shareholders. A classified board generally provides for continuity and stability, promotes a long-term focus and may assist in the event of an unsolicited takeover attempt because the acquirer, being unable to unilaterally replace the entire Board in a single election, may be more likely to negotiate with the Board on pricing and other acquisition terms. However, the Board recognizes recent trends in corporate governance practices away from classified boards in favor of annual appointments of all directors, as a way to provide shareholders with the opportunity to register their views on the performance of the entire Board each year. The Board also recognizes that many investors and commentators believe that the election of directors is the primary means for shareholders to influence corporate governance policies and hold management accountable for implementing those policies.

Based upon the analysis and recommendation of the Corporate Governance and Nominating Committee of the Board, our Board has concluded that amending the Articles of Incorporation and Bylaws to provide for the annual election of all directors in the manner set forth in the proposed amendments will be in the best interests of the Company and our shareholders.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE COMPANY’S ARTICLES OF INCORPORATION AND BYLAWS TO DECLASSIFY THE BOARD OF DIRECTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following tables is based on 295,409,394 shares of FIS common stock outstanding as of March 30, 2012. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of our common stock:

Name	Number of Shares Beneficially Owned	Percent of Class
WPM, L.P.(1)	41,149,467	14.2%
Capital World Investors(2)	17,500,563	5.8%

(1)	According to a Schedule 13D/A filed February 28, 2012, WPM, L.P., a Delaware limited partnership (“WPM”), WPM GP, LLC, a Delaware limited liability company and the sole general partner of WPM, Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership and the sole member of WPM GP, LLC (“WP IX”), Warburg Pincus IX LLC, a New York limited liability company and the sole general partner of WP IX, Warburg Pincus Partners, LLC, a New York limited liability company and the sole member of Warburg Pincus IX LLC, Warburg Pincus & Co., a New York general partnership and the managing member of Warburg Pincus Partners, LLC, Warburg Pincus LLC, a New York limited liability company that manages WP IX, and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of Warburg Pincus & Co. and Managing Member and Co-President of Warburg Pincus LLC (collectively, the “Reporting Persons”) beneficially own 41,149,467 shares as of February 27, 2012. The address of the principal business and principal office of the Reporting Persons is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.

In addition, each of the Reporting Persons may also be deemed to beneficially own additional shares by virtue of a purchase right which may generally be exercised quarterly by WPM under the Stock Purchase Right Agreement among WPM, FIS and Metavante. The amount shown in the table excludes shares that WPM has the right to purchase pursuant to the Stock Purchase Right Agreement with respect to the quarter ended March 31, 2012. For a description of the Stock Purchase Right Agreement, please see “Other Related Party Arrangements - Agreements with WPM, L.P.”.

(2)	According to a Schedule 13G/A filed February 10, 2012, Capital World Investors, a division of Capital Research and Management Company (“CRMC”), 333 South Hope Street, Los Angeles, CA 90071, is deemed to be the beneficial owner of 17,500,563 shares as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	each director and nominee for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	all of our current executive officers and directors as a group.

The information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address of each director and executive officer shown in the table below is c/o Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

Name	Number of Shares Owned		Number of Options(1)	Total		Percent of Total
William P. Foley, II	1,012,944	(2)	642,404	1,655,348	(2)		*
Thomas M. Hagerty	17,485		101,040	118,525			*
Michael D. Hayford	233,436		1,357,623	1,591,059			*
Keith W. Hughes	14,424	(3)	56,988	71,412			*
David K. Hunt	25,866	(4)	78,530	104,396			*
Stephan A. James	22,480		31,204	53,684			*
Frank R. Martire	503,393	(5)	1,921,071	2,430,464			*
Richard N. Massey	71,593		78,530	150,123			*
James Neary	19,805	(6)	31,609	51,414			*
Gary A. Norcross	420,846		1,872,447	2,293,293			*
Brent B. Bickett	179,410		846,388	1,025,798			*
Michael P. Oates	79,854		153,253	223,982			*
All current Directors and Officers (15 persons)	2,733,414		7,533,580	10,266,994		3.48%

*	Represents less than 1% of our common stock.
(1)	Represents shares that are subject to stock options that are exercisable on March 30, 2012 or become exercisable within 60 days after March 30, 2012.
(2)	Included in this amount are 560,269 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, and 155,238 shares held by Foley Family Charitable Foundation. Additionally, 238,803 shares held by Folco Development Corporation included in this amount are pledged in connection with a collateral account held by Mr. Foley.
(3)	Mr. Hughes holds 19,779 shares of phantom stock, with each share of phantom stock having the economic equivalent of one share of FIS common stock. Shares of phantom stock are payable in cash following Mr. Hughes’ termination of service as a director.
(4)	Included in this amount are 1,500 shares held by Mr. Hunt’s wife. Mr. Hunt holds 29,114 shares of phantom stock, with each share of phantom stock having the economic equivalent of one share of FIS common stock. Shares of phantom stock are payable in cash following Mr. Hunt’s termination of service as a director.
(5)	Included in this amount are 719 shares held in an Individual Retirement Account and 23,193 shares held in a trust.
(6)	Excluded from this amount are the shares of FIS common stock held by Warburg Pincus entities listed in note 1 to the “Security Ownership of Certain Beneficial Owners” table above. Mr. Neary disclaims beneficial ownership of these shares.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2011, about our common stock that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(3)
Equity compensation plans approved by security holders	18,444,258	$22.49	2,986,294
Equity compensation plans not approved by security holders(4)	5,655,069	$25.26	10,084,426

Total	24,099,327	$23.13	13,070,720

(1)	Includes 545,569 performance share awards that would be issued if performance goals are achieved at the maximum level. Of the 545,569 shares, 330,329 shares would be issued under the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan and 215,240 shares would be issued under the Amended and Restated Metavante 2007 Equity Incentive Plan.
(2)	Weighted-average exercise price excludes the performance shares granted in 2010.
(3)	In addition to being available for future issuance upon exercise of options and stock appreciation rights, 2,986,294 shares under the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan may instead be issued in connection with restricted stock, restricted stock units, performance shares, performance units, or other stock-based awards. 4,987,338 shares under the Amended and Restated Metavante 2007 Equity Incentive plan may instead be issued in connection with restricted stock, restricted stock units, performance shares, performance units, or other stock-based awards.
(4)	The table does not include options to purchase an aggregate of 6,844,535 shares, at a weighted average exercise price of $17.14, granted under plans assumed in connection with acquisition transactions. No more grants may be made under these assumed plans, other than the Amended and Restated Metavante 2007 Equity Incentive Plan.

The Amended and Restated Metavante 2007 Equity Incentive Plan, which we refer to as the Metavante plan, was approved by Metavante shareholders at the 2008 Annual Meeting of Shareholders on May 20, 2008. On October 1, 2009, in conjunction with the Metavante merger, we assumed the Metavante plan and certain vested and unvested options and restricted stock awards that the employees of Metavante held as of the merger date in the Metavante plan. In total, we assumed 12.2 million options and 0.6 million restricted stock awards. The compensation committee administers the Metavante plan and determines the type or types of awards to be made to each participant. Awards under the Metavante plan may include incentive stock options and non-statutory stock options, shares of restricted stock or restricted stock units, stock appreciation rights, performance stock and performance units.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. There are no family relationships among the executive officers, directors or nominees for director.

Name	Position with FIS	Age
Frank R. Martire	Chairman of the Board and Chief Executive Officer	64
Gary A. Norcross	President and Chief Operating Officer	46
Michael D. Hayford	Corporate Executive Vice President, Chief Financial Officer	52
Brent B. Bickett	Corporate Executive Vice President, Corporate Finance	47
Michael L. Gravelle	Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary	50
Michael P. Oates	Corporate Executive Vice President, Chief Human Resources Officer	52
Kirk T. Larsen	Senior Vice President and Treasurer	40
James W. Woodall	Senior Vice President, Chief Accounting Officer and Controller	42

Gary A. Norcross is the President and Chief Operating Officer of FIS. Prior to March 30, 2012, he served as Corporate Executive Vice President, Chief Operating Officer of FIS since October 2009 and served as President and Chief Operating Officer, Transaction Processing Services of FIS from November 2007 to September 2009. Prior to that, he served as Executive Vice President, Integrated Financial Solutions of FIS beginning in February 2006. Prior to that, he held the position of Senior Vice President of Integrated Financial Solutions of FIS since June 1996. He served FIS in various capacities since May 1988. Mr. Norcross is a director of mFoundry Inc. and KIPP.

Michael D. Hayford is the Corporate Executive Vice President, Chief Financial Officer of FIS. Mr. Hayford joined FIS with the acquisition of Metavante Technologies, Inc. He served as Chief Operating Officer of Metavante Technologies, Inc. from 2006 to October 2009, as its President from November 2008 to October 2009, as its Chief Financial Officer and Treasurer from May 2001 to July 2007, as its Senior Executive Vice President from September 2004 to November 2008. Mr. Hayford is a director of the University of Wisconsin - La Crosse Foundation and West Bend Mutual Insurance.

Brent B. Bickett has served as Corporate Executive Vice President, Corporate Finance of FIS since March 2010. He previously served as Corporate Executive Vice President, Strategic Planning of FIS from October 2009 to March 2010 and Executive Vice President, Strategic Planning of FIS from February 2006 to September 2009. Mr. Bickett joined FNF in January 1999, where he currently serves as Executive Vice President, Corporate Finance. Mr. Bickett will be transitioning to a full-time position at FNF and a non-executive employee position with FIS effective July 1, 2012. Prior to joining FNF, Mr. Bickett was a member of the Investment Banking Division of Bear, Stearns and Co. Inc. from August 1990 until January 1999.

Michael L. Gravelle has served as Corporate Executive Vice President, Chief Legal Officer, and Corporate Secretary of FIS since January 2010 and served as Corporate Executive Vice President, Legal of FIS since October 2009. Prior to that Mr. Gravelle served as Executive Vice President, Legal of FIS beginning in June 2006 and served as Senior Vice President and General Counsel of FIS from February 2006 until May 2006. Prior to that, beginning in 2003, he served as Senior Vice President, General Counsel and Secretary of FIS. Mr. Gravelle joined FIS from Alltel Information Services, Inc., which he joined in 1993 and where he had served as Senior Vice President, General Counsel and Secretary since 2000. Mr. Gravelle also serves as Executive Vice President, General Counsel and Corporate Secretary of FNF, a position he has held since January 2010, and served in the capacity of Executive Vice President, Legal since May 2006 and Corporate Secretary since April 2008.

Michael P. Oates has served as Corporate Executive Vice President, Chief Human Resources Officer of FIS since October 2009 and Executive Vice President, Human Resources of FIS from February 2008 to September 2009. Prior to that, he held the position of Senior Vice President, Human Resources of FIS since September 2007. Prior to joining FIS, Mr. Oates had served as Vice President of Human Resources for Florida Rock

Industries, Inc. since September 2004. Mr. Oates served as Director of Labor Relations for CSX Corp. from August 2003 to September 2004. Prior to joining CSX, Mr. Oates was a partner with Hunton & Williams L.L.P., where he had been for more than 13 years.

Kirk T. Larsen is the Senior Vice President and Treasurer of FIS. Mr. Larsen joined FIS with the acquisition of Metavante Technologies, Inc. He served as Treasurer and Vice President of Investor Relations of Metavante Corporation from February 2008 to October 2009 and as its Vice President, Financial Planning, Analysis and Investor Relations from August 2007 to February 2008. Prior to joining Metavante Corporation, Mr. Larsen was the Director, Investor Relations and Investments of Rockwell Automation, Inc. and held roles of increasing responsibility with Rockwell Automation, Inc. since 1999.

James W. Woodall has served as Senior Vice President, Chief Accounting Officer and Controller of FIS since July 2008. Mr. Woodall previously served as Vice President, Finance of Eclipsys beginning in 2007. Prior to Eclipsys, Mr. Woodall was the Executive Director - Assistant Controller of Bellsouth Corporation from 2005 to 2007, and held roles of increasing responsibility with BellSouth from 2001.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE

AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

In this compensation discussion and analysis, we provide an overview of our named executive officers’ 2011 compensation, including the objectives of our compensation programs and the principles upon which our compensation program and decisions were based. In 2011, our named executive officers were:

•	Frank R. Martire, our President and Chief Executive Officer;

•	Gary A. Norcross, our Corporate Executive Vice President and Chief Operating Officer;

•	Michael D. Hayford, our Corporate Executive Vice President and Chief Financial Officer;

•	Brent B. Bickett, our Corporate Executive Vice President, Corporate Finance; and

•	Michael P. Oates, our Corporate Executive Vice President, Human Resources.

Effective March 30, 2012, Mr. Martire became our Chairman and Chief Executive Officer, and Mr. Norcross became our President and Chief Operating Officer.

During 2011, FIS achieved strong results that met the revenue and earnings per share outlook that we provided in February 2011. Revenue increased 9.0% to a record $5.7 billion. The increase was driven by incremental revenues of $304.7 million from Capco and other 2010 acquisitions, coupled with strong growth within FIS’ base business. International revenue grew 28.4% to $1.2 billion. Our international business continues to play a key role in our growth strategy and now represents approximately 20% of total company revenue. Net earnings from continuing operations increased 10.3% to $493.8 million in 2011, while net earnings per diluted share increased 26.8% to $1.61. Net cash provided by operating activities increased to $1.2 billion. We repurchased $399 million of our common stock in 2011, and, effective in the first quarter of 2012, we raised our annual dividend to $0.80 from $0.20 per share.

Our compensation programs, which emphasize pay for performance, are designed to help us accomplish our business objectives and to foster a high performance culture. Accordingly, our named executive officers’ 2011 cash incentives under our annual incentive plan were tied directly to the achievement of pre-established, objectively determinable goals relating to four key measures of our success: revenue; new sales contract value; earnings before interest, taxes, depreciation and amortization (EBITDA); and free cash flow. Performance shares that were tied to 2011 performance vested based on achievement of a pre-established, objectively determinable adjusted operating income goal, which is also an important measure for us. Our strong performance in 2011 resulted in our annual incentive plan paying out 118% of target levels, and performance shares that vest based on 2011 performance vesting at 60.35% of maximum levels. These performance results are discussed in more detail below.

Our compensation programs are also designed to attract high performing executives and to retain our key employees, as there is significant competition in our industry for talented managers. We accomplish these objectives by providing our executives with total compensation that we believe is competitive relative to the compensation paid to similarly situated executives at similarly sized companies, and which is sufficient to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term stockholder value.

2011 Shareholder Vote on Executive Compensation

At our 2011 annual meeting of shareholders, as required by Section 14A of the Securities Exchange Act and Rule 14a-21(a) under the Securities Exchange Act, we held a non-binding advisory vote on the compensation of our named executive officers as disclosed in the 2011 proxy statement pursuant to Item 402 of Regulation S-K. Over 83% of the shares voted at our 2011 shareholders’ meeting approved our “say-on-pay” proposal. Our compensation committee considered the results of the 2011 say-on-pay vote, and based upon the shareholder support expressed through the vote, retained our compensation structure, which focuses our named executive officers on achieving our business objectives and maximizing shareholder value.

Our Compensation Programs Support Our Company and Our Business Objectives

The primary goal of our executive compensation programs is to drive continued growth and successful execution of our business objectives. We seek to achieve this goal by

•	tying a material portion of our named executive officers’ compensation to our corporate performance;

•

carefully structuring our performance-based programs to focus our named executive officers on attaining key performance goals that are aligned with and support our key business objectives, which, in turn, are aimed at maximizing shareholder value;

•	recognizing our executives’ leadership abilities, scope of responsibilities, experience, effectiveness, and individual performance achievements; and

•	attracting, motivating, and retaining a highly qualified and effective global management team that can deliver superior performance and build shareholder value over the long term.

For 2011, our corporate performance measures were designed to incent our named executive officers to take actions necessary to generate growth in revenue, new sales contract value, EBITDA, and free cash flow. These performance measures are key components of our overall business plan and are highly transparent, objectively determinable and discussed extensively with our board of directors.

Differences Between 2010 and 2011 Compensation Programs

In 2011, as in 2010, we sought to create, through our performance-based incentive programs, a simple, understandable, and direct link between our corporate performance and the compensation our named executive officers earn. There were, however, two significant differences between the performance-based incentive programs we provided in 2010 and 2011.

•

Effective December 31, 2010, we terminated the synergy cost savings incentive program that we established in 2009, which was intended to motivate and reward participants for their efforts toward achieving targeted synergy cost savings in connection with our merger with Metavante. We exceeded the program’s objectives of $260 million in savings in 2010, which helped us deliver on our financial commitments and contributed to value creation for our shareholders. Having achieved our targeted cost savings goals earlier than expected, we terminated this program in December of 2010.

•

In July 2010, in addition to our normal annual equity-based incentive grants, we granted performance share awards in connection with our August 2010 tender offer to repurchase $2.5 billion of our common stock and the related recapitalization of our debt. These grants were intended to focus our named executive officers on generation of operating income, which is an important factor in our success in supporting the increased debt level resulting from the recapitalization. Under the awards, our named executive officers can earn shares in each of 2010, 2011 and 2012 if we achieve specified levels of adjusted operating income in the applicable year. Although the awards relate to adjusted operating income performance in 2010, 2011 and 2012, the awards were reflected in the Summary Compensation Table as compensation earned in 2010, the year in which the awards were granted. As in 2010, we granted performance-based restricted stock and stock options to our named executive officers in 2011, but we did not grant performance share awards to our named executive officers in 2011.

These two changes to our compensation program compared to 2010 are largely responsible for the significant decrease in the amounts earned by our named executive officers in 2011, as reflected in the Summary Compensation Table (other than with respect to Mr. Oates, who was not a named executive officer in 2010).

Significant Long-Term Stock Ownership Creates a Strong Tie to Our Shareholders

Our named executive officers maintain significant long-term investments in the Company. Collectively, as reported in the table Security Ownership of Management beginning on page 14, they beneficially own 1,422,939 shares of our common stock and options to acquire an additional 6,214,360 shares of common stock. The fact that our executives hold such a large investment in our shares is part of our Company culture and our compensation philosophy. Management’s sizable investment in our shares aligns their economic interests directly with the interests of our other shareholders, and their wealth will rise and fall as our share price rises and falls.

We have formal stock ownership guidelines for all corporate officers, including our named executive officers, and members of our board, to encourage these individuals to hold a multiple of their base salary (or annual retainer) in our common stock. Shares of restricted stock and gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value
CEO and President	7 × base salary
Chief Operating Officer	5 × base salary
Chief Financial Officer	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual retainer

Each of our named executive officers and each of our non-employee directors met the stock ownership guidelines as of December 31, 2011.

Compensation Governance

Our compensation committee takes a proactive role in governance. One member of the committee, Mr. Neary, is a representative from our largest shareholder, and he provides a perspective which represents the interests of a large investor. Our compensation committee continually reviews our compensation programs and makes adjustments that we think are in the best interests of the Company and our shareholders. As part of this process, our compensation committee reviews compensation trends and considers what is thought to be current best practice, with the goal of improving our approach to executive compensation. Some of the improvements made and actions taken in recent years by our compensation committee or full board of directors include the following:

•

eliminating any tax gross-ups for compensation paid due to a change in control and eliminating modified single-trigger severance payment arrangements related to a change in control (these eliminations were agreed to by executives voluntarily);

•	setting a high ratio of performance-based compensation to total compensation, and a low ratio for fixed benefits/perquisites (non-performance-based compensation);

•

achieving a high level of disclosure transparency, where our shareholders have the ability to fully understand our executive compensation programs and associated performance measures used under those programs;

•	using a thorough methodology for comparing our executive compensation to market practices;

•	adopting a policy to “clawback” any overpayments of incentive-based or stock-based compensation that were attributable to restated financial results;

•	eliminating executive pension (SERP) benefits and company paid deferred compensation, which were provided to Metavante executives prior to the merger;

•

significantly increasing the executive stock ownership multiples - for example, we increased the multiples from five times base salary to seven times base salary for our Chief Executive Officer and President;

•	including performance-based vesting conditions in grants of restricted stock;

•	granting performance shares in 2010, with vesting contingent upon attainment of pre-established, three-year adjusted operating income goals;

•

not paying dividends unless and until restricted stock or performance shares vest - that is, requiring that any dividends be subject to the same underlying vesting requirements applicable to the restricted stock and performance shares;

•

including holding period requirements in restricted stock and performance share awards to require that half of the shares of restricted stock or performance shares that vest be held for a period of six months;

•	using a shorter expiration period for our stock options: we now use a seven-year expiration period for new grants rather than a ten-year expiration period;

•	adopting a practice that grants of stock options and restricted stock will use a vesting schedule of not less than three years;

•	appointing an independent lead director to help manage the affairs of our board of directors relative to the public;

•	completing a “risk assessment,” as required by SEC rules;

•	using an independent compensation consultant who reports solely to the compensation committee, and who does not provide services other than executive compensation consulting to the Company; and

•	amending our bylaws to provide for majority voting in non-contested director elections, and adopting a related majority voting policy.

In addition, at this year’s annual meeting, our board of directors put forward a proposal to declassify the board of directors.

As part of our compensation governance program, we also observe the following practices:

•	our named executive officers’ employment agreements do not contain multi-year guarantees for salary increases, non-performance-based bonuses or guaranteed equity compensation;

•	we do not provide income tax reimbursements on executive perquisites or other payments;

•	all of our cash and equity incentive plans are capped at maximum levels; and

•

the change in control provisions in our compensation plans trigger upon consummation of mergers, consolidations and other corporate transactions, not upon shareholder approval or other pre-consummation events.

Components of Total Compensation and Pay Mix

We compensate our executives primarily through a mix of base salary, annual cash incentives, and long-term equity-based incentives. We also maintain standard employee benefit plans for our employees and executive officers. Some executive officers, including our named executive officers, also enjoy limited additional benefits. The compensation earned by our named executive officers in 2011 consisted of the following:

Compensation Component	Purpose of the Compensation Component
Salary	Salary provides a level of assured, regularly-paid, cash compensation that is competitive and reasonable. Salary represents less than 10% of total compensation for Messrs. Martire, Hayford and Norcross, and less than 20% of total compensation for Messrs. Bickett and Oates.
Annual Cash Incentive	Annual cash incentives motivate our named executive officers to improve our performance for the fiscal year and help attract and retain key executives.
Performance-Based Restricted Stock	Performance-based restricted stock helps to tie our named executive officers’ long-term financial interests to the Company’s operating income performance and to the long-term financial interests of shareholders, as well as to retain key executives through the three- year vesting period and maintain a market-competitive position for total compensation.
Stock Options	Stock options are worth nothing unless our stock price rises after grant. As discussed below under “Long-Term Equity Incentives,” when determining grant sizes, we attribute a value to the options based on an assumed stock price appreciation of 30% over the expected term of the option. Accordingly, our stock price must appreciate by approximately 30% over the expected term of the option for the executive to earn that targeted compensation.
New Revenue Incentive Program	Our business strategy sometimes involves strategic acquisitions and mergers. To support this business strategy, from time to time we will utilize merger synergy incentives to help us realize our acquisition strategy. We acquired Capco in 2010 and, in connection with that acquisition, adopted the Capco New Revenue Incentive Program in 2011, which was aimed at leveraging the synergies of FIS created by the acquisition of Capco.
Benefits & Other	Our named executive officers’ benefits result primarily from company-wide employee benefit programs. For security reasons and to make travel more efficient and productive for our named executive officers, they are also eligible to travel on the Company’s aircraft. Benefits and perquisites, in the aggregate, represent less than 3.5% of total compensation for Messrs. Martire, Hayford, Norcross and Oates and less than 5.5% of total compensation for Mr. Bickett.

As illustrated in the table below, a significant portion of each named executive officer’s total compensation is based on performance-based cash and stock incentives that are tied to our financial performance. The following table shows the allocation of 2011 Total Compensation reported in the Summary Compensation Table among the various components:

	Salary	Cash Incentive	Performance Restricted Stock	Stock Options	Benefits & Other Comp.	Total Compensation
Frank R. Martire	9.0%	21.4%	40.5%	26.8%	2.3%	100%
Gary A. Norcross	9.0%	18.7%	42.4%	28.2%	1.7%	100%
Michael D. Hayford	9.0%	16.1%	43.1%	28.5%	3.3%	100%
Brent B. Bickett	15.4%	27.2%	31.3%	20.7%	5.4%	100%
Michael P. Oates	18.0%	17.0%	37.4%	24.7%	2.9%	100%

The allocation (pay mix) of our named executive officers’ compensation among the various compensation elements has generally been consistent from year to year. We have, however, changed the pay mix when appropriate for business reasons. Examples of changes to the pay mix include the synergy incentive plan we established in connection with the merger with Metavante in 2009 and the performance share awards we granted in 2010 to further focus our named executive officers on improving operating income over a forward looking three-year period in response to our debt recapitalization in 2010. The allocation each year is not formulaic. Instead, it reflects our compensation committee’s business judgment regarding the best allocation of compensation based on a number of objective and subjective factors, including how other companies allocate compensation based on the marketplace data provided by our compensation committee’s consultant, Strategic Compensation Group, an assessment of each executive’s level of responsibility, the individual skills, experience and contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term shareholder value.

Base Salary, Annual Cash Incentive, and Equity-Based Incentives

Base Salary

Although the emphasis of our compensation program is on performance-based, at-risk pay, we provide our named executive officers with base salaries that are intended to provide them with a level of assured, regularly-paid, cash compensation that is competitive and reasonable. Our compensation committee typically reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by Strategic Compensation Group, as well as a number of qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance. In 2011, none of our named executive officers received an increase in his annual salary from 2010.

Annual Performance-Based Cash Incentive

We generally award annual cash incentives based upon the achievement of pre-defined business and financial objectives that are specified in the first quarter of the year. The annual incentive program plays an important role in our approach to total compensation. It motivates participants to work hard and proficiently toward improving the Company’s performance for a fiscal year, and it requires that we achieve defined annual financial performance goals based on audited finanical results before participants become eligible for an incentive payout. We believe that achieving our annual business and financial objectives are important to executing our business strategy, strengthening our products and services, improving customer satisfaction and gaining new customers and delivering long-term value to shareholders. In addition, the incentive program helps to attract and retain a highly qualified workforce and to maintain a market competitive compensation program.

In the first quarter of each fiscal year, our compensation committee approves the fiscal year performance objectives and a target incentive opportunity for each participant, as well as the potential incentive opportunity range for maximum and threshold performance. No annual incentive payments are payable to a named executive officer if the pre-established, minimum performance levels are not met, and payments are capped at the maximum performance payout level. In addition, the financial performance measures under the plan, other than new sales contract value, are derived from our annual financial statements (Form 10-K), which are audited by our independent registered public accounting firm, KPMG LLP. Annual incentive plan payments are made after completion of the audit.

2011 Performance Goals and Results. The four performance measures for 2011 were the same as the 2010 performance measures, which were revenue, new sales contract value, EBITDA, and free cash flow. These performance measures were based on overall corporate performance. These four performance measures are the most important measures in evaluating the financial performance of our business, and they can have a significant impact on long-term stock price and the investing community’s expectations. The four measures, when combined with the strong focus on long-term shareholder return created by our equity-based incentives and significant stock ownership by our named executive officers, also provide a degree of checks and balances that requires our named executive officers to consider both short-term and long-term performance. All four measures are based on figures communicated to the investment community. Consequently, the annual incentive performance targets are synchronized with shareholder expectations, desired increase in our stock price, our long-term financial plan, and our board of directors’ expectations. Moreover, the targets and results are transparent to our named executive officers and shareholders because they are based on audited financial statements. In the following table, we explain how we calculate the performance measures and why we use them.

Performance Measure	How Calculated	Reason for Use
Revenue	Based on GAAP revenue as reported in the Annual Report on Form 10-K, adjusted for the impact of purchase accounting.	Revenue is an important measure of the growth of the Company, our ability to satisfy our customers and to gain new customers, and the effectiveness of our product and services. The global financial crisis, and its impact on many of our financial sector clients in 2009, 2010 and 2011, created a challenging market for maintaining and generating new revenues, and, accordingly, we wanted to focus our executives on this measure. Revenue is widely followed by shareholders.

New Sales Contract Value	Based on new sales from contracts entered into or renewed with customers in the year by aggregating all monthly charges and one time charges expected to be received over the life of the contract, less any discounts.	New sales contract value is a predictor of future revenue growth. It rewards management for success at selling new products and services to our customers and gaining new customers. In light of the global financial crisis and its affect on many of our financial sector clients, which we anticipated would cause them to reduce spending on products from external service providers like us, we needed to incent revenue growth. We believe this performance measure is a tangible indication of how well our executives’ immediate efforts will grow revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) in future years. This performance measure helps build long-term value since revenue and EBITDA will be received on a new contract over several years.

Performance Measure	How Calculated	Reason for Use
EBITDA	Based on GAAP net income from continuing operations, adding back interest expense, interest income, tax expense, depreciation and amortization expense, other non-operating expense, equity in earnings of unconsolidated subsidiaries, and minority interest expense.	EBITDA reflects our operating strength and efficiency. It also reflects our ability to convert our revenue into a profit for shareholders. EBITDA is a common basis for enterprise valuation by investment analysts and is widely followed by shareholders.

Free Cash Flow	Based on GAAP operating cash flow less annual capital expenditures and working capital adjustments.	Free cash flow measures our ability to generate cash for future reinvestment in our business, pay down debt and efficiently manage our balance sheet assets and liabilities. Free cash flow is widely followed by shareholders.

As applicable, we adjust performance targets to eliminate certain financial impacts of new accounting pronouncements, restructuring expense, mergers, including non-recurring deal-related costs, acquisitions, and divestitures, including restructuring and integration charges, the impact of purchase accounting on deferred revenue, impairment charges, and transaction costs. We also adjust the performance targets to eliminate non-budgeted discontinued operations and the impact of changes in foreign currency from budgeted rates and current period acquisitions. We make these adjustments because we do not think our named executive officers’ compensation should be impacted by events that do not reflect the underlying operating performance of the business. In 2011, we made the following adjustments to the revenue and EBITDA results (reflected in millions):

	Original Target	Results before Adjustment	Foreign Exchange	Mergers and Acquisitions, Severance and Restructuring	Adjusted Results
Revenue	$5,675.0	$5,745.7	$(47.2)		$5,698.5
EBITDA	$1,742.0	$1,690.8	$(8.0)	$21.2	$1,704.0

No annual incentive payments are payable to a named executive officer if the pre-established, threshold performance levels are not met. If the target level performance goals are attained, our named executive officers earn an annual incentive equal to their annual incentive target opportunity set forth in the next section and in the Grants of Plan-Based Awards table under the column Estimated Future Payouts Under Non-Equity Incentive Plan Awards. If the threshold performance goal is attained, 50% of the target opportunity is earned, and if maximum performance goal is attained, 200% of the target opportunity is earned. For performance between the threshold and maximum level goals, the percentage of the target award earned is interpolated. Payments are capped at the maximum performance payout level. The table below lists the performance goals and results for 2011. Our superior performance in 2011 resulted in annual incentives being paid out at 118% of their target levels.

		Performance Goal (millions)
	Weight	Threshold	Target	Maximum	2011 Result	Payout Factor
Revenue	20%	$5,561.0	$5,675.0	$5,789.0	$5,698.5	120.6%
New Sales Contract Value	20%	$1,860.0	$2,000.0	$2,140.0	$2,073.0	152.1%
EBITDA	40%	$1,689.0	$1,742.0	$1,794.0	$1,704.0	64.2%
Free Cash Flow	20%	$720.0	$800.0	$880.0	$871.0	188.8%
Combined Payout Factor						118.0%

Threshold performance levels were established to challenge our named executive officers and, at the same time, provide reasonable opportunities for achievement. Maximum performance levels were established to limit annual incentive awards - to avoid paying excessive cash incentive amounts - while encouraging performance beyond the target levels.

We believe that the performance measures used for our annual incentives, together with the equity-based incentives and high stock ownership by our named executive officers, provide a high level of objectivity and transparency and a good balance that focuses our named executive officers on achieving short-term goals while not encouraging behavior that could be detrimental to sustainable, long-term value. When establishing the performance measures and goals for the 2011 annual incentive awards, management and our compensation committee considered the following key factors:

•	consistency among the 2011 performance targets and the 2011 business plan;

•	the 2011 performance targets as compared to the 2010 performance targets and 2010 actual performance;

•	alignment of the 2011 performance targets with our guidance to investors and the published performance expectations for our competitors; and

•	the effect that reaching performance targets would have on our growth and margins.

Calculation of Incentive for 2011. The table below lists our named executive officers and shows the ranges of possible payments under our annual incentive plan and the calculation of their 2011 incentive awards based on the 2011 performance results and combined payout factor shown in the table above. The incentives earned by our named executive officers were approved by our compensation committee and are reflected in the Summary Compensation Table under the heading Non-Equity Incentive Plan Compensation Earnings.

	2011 Incentive Range			Combined Payout Factor*	2011 Incentive Earned
Name	Threshold	Target	Max
Frank R. Martire	$1,000,000	$2,000,000	$4,000,000	118%	$2,360,000
Gary A. Norcross	$612,500	$1,225,000	$2,450,000	118%	$1,445,500
Michael D. Hayford	$468,750	$937,500	$1,875,000	118%	$1,106,250
Brent B. Bickett	$276,375	$552,750	$1,105,500	118%	$652,245
Michael P. Oates	$144,000	$288,000	$576,000	118%	$339,840

*	Combined Payout Factor is from the chart of performance goals above.

Clawback Policy. In December 2010, our compensation committee adopted a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results. In addition to this policy, our annual incentive plan gives our compensation committee complete discretion to reduce or eliminate annual incentives that have not yet been paid. There were no clawbacks made in 2011.

Long-Term Equity Incentives

For 2011, our approach to long-term equity incentives had two primary elements: (1) performance-based restricted stock that vests and is earned based on the achievement of adjusted operating income performance for 2012 and required years of service, and (2) stock options, which vest based on required years of service. In addition, our named executive officers vested in a portion of performance shares granted in 2010 that related to 2011 performance. We consider stock options to be inherently performance-based, because they do not have realizable value unless our stock price rises after grant. As discussed earlier, we use stock ownership guidelines to complement our long-term equity incentives, so executives maintain a strong link to the interests of shareholders and to the movements in our stock price. In 2011, we used our shareholder approved Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan, which we refer to as our omnibus plan, and the amended and restated Metavante 2007 Equity Incentive Plan, which we assumed in the Metavante merger, for long-term incentive awards. We refer to these plans, together, as our stock plans.

In 2011, the factors considered by our compensation committee in determining equity awards included:

•	the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success;

•	the executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

•	the business environment and our business objectives and strategy;

•	the need to retain and motivate our executive officers;

•	corporate governance considerations related to executive compensation; and

•	marketplace compensation levels and practices.

Our compensation committee did not assign precise weights to the different factors described above in awarding specific levels of equity awards. Instead, the committee made a subjective decision based on the totality of the factors.

We do not attempt to time the granting of awards to any internal or external events. Our general practice has been for our compensation committee to make awards during the fourth quarter of each year following the release of our financial results for the third quarter. We may also grant awards in connection with significant new hires, promotions or changes in duties.

Performance-Based Restricted Stock. We intend for our performance-based restricted stock awards to:

•

tie named executive officers’ long-term financial interests to the Company’s operating income performance and to the long-term financial interests of shareholders, further aligning the interests of executive officers with the interests of shareholders;

•	retain the named executive officers through the vesting period; and

•	maintain market-competitive levels of total compensation.

The 2011 restricted stock awards vest based on meeting two conditions: (1) achievement of adjusted operating income (as defined below) of $1.7 billion for 2012 and (2) proportionate vesting each year over three years based on continued employment.

We selected adjusted operating income as the performance measure for the performance-based restricted stock awards because we believe the level of operating income we achieve reflects the quality of our products and services and our operating strength and efficiency, and has a significant impact on long-term stock price and the investing community’s expectations. Operating income also is a significant factor in our ability to support long-term debt. For purposes of the performance-based restricted stock awards, adjusted operating income means our operating income determined in accordance with GAAP as reported in our financial statements, excluding depreciation and amortization, merger and acquisition-related costs, asset impairment charges and other non-GAAP adjustments that we make when determining adjusted EBITDA in our five-year business plan (such as exclusion of prospective merger and acquisition costs and divestiture, currency, and accounting adjustments, over the existing five-year plan expense), with the goal being to measure on a consistent basis our performance against the existing five-year business plan. Our compensation committee will evaluate whether the adjusted operating income goal has been achieved following the completion of our audit for the year ending December 31, 2012.

Dividends are not paid on the performance-based restricted stock awards unless the restricted stock vests. Also, we impose a post-vesting holding period requirement on the restricted shares held by our named executive officers, which requires that the named executive officer must hold 50% of the restricted shares that vest for a period of six months after the vesting date.

Stock Options. We intend for our stock option awards to:

•

enhance the link between creating shareholder value and long-term incentive compensation, because the executive realizes value from options only to the extent the value of our stock increases after the date of the option grant;

•	retain the named executive officers through the three-year vesting period; and

•	maintain market-competitive levels of total compensation.

The stock options were awarded with an exercise price equal to the fair market value of a share of our common stock on the date of grant. The awards vest proportionately each year over three years based on continued employment with us and have a seven year term. We do not engage in or permit “backdating” or re-pricing of stock options, and our stock plans prohibit these practices.

When we determine grant sizes, we attribute a target value to the options based on the fair value of the options in accordance with GAAP, which assumes that our stock price will appreciate by approximately 30% during the term of the option. Accordingly, the executive will not earn the target compensation unless our stock price appreciates by approximately 30% over the option’s expected term.

Performance Shares. We did not grant performance shares in 2011, but the vesting of the 2010 grants of performance shares is contingent on achieving specified levels of adjusted operating income in 2010, 2011 and 2012, as well as continued service through the applicable year. Of the total potential performance shares that may be earned for each named executive officer, one-third of the shares are eligible to vest in each of calendar years 2010, 2011 and 2012 based on the level of operating income achieved in the calendar year within a range of a target and a maximum amount. The target level of adjusted operating income was based on our financial plan, and the goal was to incentivize the named executive officers to work to achieve extraordinary earnings. The adjusted operating income goals for 2011 are shown in the table below.

Adjusted Operating Income (in millions)

Year	Target (50%)	Maximum (100%)	Result	Vesting Factor*
2011	$1,709.0	$1,795.0	$1,726.8	60.35%

*	The vesting factor represents the percentage of the maximum shares earned.

Our superior performance in 2011 resulted in the performance shares tied to 2011 performance vesting at 60.35% of their maximum levels, and over 120% of the target levels. For purposes of the 2010 grant of performance shares, adjusted operating income has the same meaning as set forth above under “Performance-Based Restricted Stock.” Results are based on our audited financial statements. We made the following adjustments to the operating income results for 2011 for purposes of the performance shares:

2011 Adjustments (in millions)

Reported Result	Foreign Exchange	Restructure Severance	Add Grant Expense	Adjusted Result
$1,690.8	$(8.0)	$36.0	$8.0	$1,726.8

No performance shares would have been earned for 2011 if the target adjusted operating income for 2011 were not attained. If target adjusted operating income were attained for 2011, the named executive officers would earn an award of performance shares equal to 50% of the performance shares available for vesting in 2011. If the maximum adjusted operating income were attained in 2011, the named executive officers would earn 100% of the performance shares available for vesting in 2011. For performance between the target and maximum level goals, the percentage of performance shares vested is interpolated. The number of performance shares earned is capped at the maximum performance level. The table below sets forth the target and maximum amounts (in millions) for the portion of the award tied to 2011 performance, as well as the number of shares earned for 2011, for each of our named executive officers.

Performance Shares Tied to 2011 Performance

	Target	Maximum	2011 Vesting Factor*	2011 Shares Earned
Frank R. Martire	30,864	61,729	60.35%	37,253
Gary A. Norcross	21,193	42,387	60.35%	25,581
Michael D. Hayford	19,136	38,271	60.35%	23,098
Brent B. Bickett	7,407	14,815	60.35%	8,941
Michael P. Oates	4,321	8,642	60.35%	5,215

*	The vesting factor represents the percentage of the maximum shares earned.

Vested shares are settled after completion of our audit for the applicable year. We impose a post-vesting holding period requirement on the performance shares, which requires that the named executive officer must hold 50% of the performance shares that vest for a period of six months after the shares are earned and granted. Dividends are not paid on the unvested performance shares.

Further details concerning the equity-based awards granted in 2011 to our named executive officers are provided in the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Fiscal Year-End table and the related footnotes.

Capco New Revenue Incentive Program

We acquired Capco, a global business and technology consultancy dedicated to the financial services industry, in December 2010. To reinforce the strategic goals related to the acquisition, in March 2011 we adopted the Capco New Revenue Incentive Program for executive officers and non-executive officers under our omnibus plan. The program was intended to encourage FIS revenue generation from transactions where Capco plays an integral role in FIS being selected for the opportunity that generates the revenue (we refer to this as “new revenue”). To be counted as new revenue, revenue must have been (i) generated from transactions or deals where Capco played an integral role in FIS (including affiliates other than the Capco companies) being selected for the opportunity that generated the revenue, (ii) derived from transactions or deals that were structured and projected to achieve EBITDA margins of at least 20% (with EBITDA margins determined prior to payment under the program, but after all commissions or bonuses attributable to such deals), and (iii) accrued for the year under FIS’s GAAP financial statements.

An incentive pool would be established for each of years 2011 through 2015. The amounts accrued in the pool each year would equal 4% of “new revenues,” as that term is used in the plan. For 2011, there was a $2 million cap on the incentive pool that could be allocated to executive officers. Each year, our compensation committee would select which executive officers participate in the program and what portion of the pool they are eligible to earn. Our compensation committee allocated the following fixed percentages of the incentive pool to our named executive officers for 2011:

Percentage of New Revenue Pool
Frank R. Martire	6%
Gary A. Norcross	5%
Michael D. Hayford	5%
Brent B. Bickett	1.5%
Michael P. Oates	0.5%

Our compensation committee retained the right to reduce the incentive to be paid under the program to an amount below the incentive otherwise earned pursuant to the terms of the program. In addition, amounts paid under the plan would be subject to repayment pursuant to our “clawback policy,” as described above.

Amounts were earned under the program for 2011 as follows: Mr. Martire earned $13,901, Messrs. Norcross and Hayford earned $11,584 each, Mr. Bickett earned $3,475 and Mr. Oates earned $1,158.

Benefit Plans

We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan. In addition, our named executive officers generally participate in the same health and welfare plans as our other employees. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $16,500 in 2011). We contribute an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant. Participants may direct the trustee to invest funds in any investment option available under the plan.

A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over an employee’s first three years of employment with the Company.

Deferred Compensation Plan

We also provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a non-qualified deferred compensation plan. Participants may elect to defer up to 75% of their base salary, bonuses and/or commissions on a pre-tax basis. None of our named executive officers elected to defer 2011 compensation into the plan. A description of the plan and information regarding our named executive officers’ interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan

We also sponsor an Employee Stock Purchase Plan, or ESPP, which provides a program through which our employees can purchase shares of our common stock on an after-tax basis through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to one-third of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is one-half of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. Our shareholders approved the ESPP at our 2006 annual meeting.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including our named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Other Benefits

We provide few special benefits to our named executive officers. In general, the benefits provided are intended to help our named executive officers be more productive and efficient and to protect us and the executives from certain business risks and potential threats. In 2011, our named executive officers also received personal use of the corporate airplanes. Our compensation committee regularly reviews the perquisites provided to our named executive officers. Further detail regarding executive perquisites in 2011 can be found in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Establishing Executive Compensation Levels

We operate in a highly competitive industry and compete with our peers and competitors to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary for building long-term shareholder value, motivate our executives to perform at a high level and reward outstanding achievement, our compensation committee sets total compensation at levels it determines to be competitive in our market.

When determining the overall compensation of our named executive officers, including base salaries and annual and long-term incentive amounts, our compensation committee considers a number of qualitative and quantitative factors it deems important, including:

•	the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success;

•	our financial performance in the prior year;

•	the executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

•	the business environment and our business objectives and strategy;

•	the need to retain and motivate our executive officers;

•	corporate governance and regulatory factors related to executive compensation; and

•	marketplace compensation levels and practices.

In evaluating the compensation of our Chief Executive Officer’s direct reports, our compensation committee also considers the Chief Executive Officer’s recommendations to the committee. This includes the compensation of the other named executive officers, based on his review of their performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Our Chief Executive Officer does not make a recommendation to the compensation committee regarding his own compensation. The compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. The compensation committee utilized their individual and collective business judgment to review, assess, and approve compensation for our named executive officers.

To support its review of our executive compensation and benefit programs for 2011, the compensation committee engaged Strategic Compensation Group, an independent compensation consultant, to conduct a marketplace review of the compensation we pay to our executive officers. The compensation committee has the sole authority to approve the independent compensation consultant’s fees and terms of engagement. Strategic Compensation Group gathered marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from the equity incentive plan, compensation levels as a percent of revenue, pay mix and other key statistics. The marketplace compensation data is an important element in the decisions of our compensation committee, but our compensation committee ultimately made compensation decisions based on all of the factors described above.

At the beginning of each year, the compensation committee reviews the specific marketplace compensation surveys that would be used to benchmark executive compensation. The committee strives for a consistent set of compensation surveys from year to year, so that the benchmark information is consistent and comparable. Strategic Compensation Group assisted our compensation committee in analyzing the marketplace compensation surveys. Strategic Compensation Group used three marketplace data sources: (1) a general executive compensation survey prepared by Towers Perrin, which contained data on over 300 companies (in using this survey, our compensation committee applied a formula contained in the survey that allows for the adjustment of the survey’s compensation amounts to take into account differences in revenues between the survey companies and our Company), (2) a general executive compensation survey of over 3,000 companies with a specific focus on companies with revenues of between $5 billion and $10 billion and (3) compensation information for the following group of 15 companies, which we refer to as our “peer group,” which were selected at the beginning of 2011 because of their revenues, nature and complexity of operations, including international focus, and because we believe they compete with us for business and/or executive talent. These peer group companies were also selected because they fell within a revenue range of  1/2 to 2 times the revenue of FIS, our compensation committee thought each of the selected companies was comparable, and the companies were in the software and services industry Global Industry Classification Standard (GICS) Code. The group consisted of:

Adobe Systems, Inc.	Intuit Inc.
Automatic Data Processing, Inc.	MasterCard Incorporated
CA, Inc.	SAIC, Inc.
Cognizant Technology	Symantec Corporation
Discover Financial Services, Inc.	Visa, Inc.
eBay, Inc.	The Western Union Company
First Data Corporation	Yahoo
Fiserv, Inc.

The revenue of these companies ranged from $3.8 billion to $11 billion, with a median revenue of $6.2 billion.

We focused on the 50th and 75th percentiles of the peer group data when considering what our named executive officers’ 2011 target total compensation levels should be. Our compensation committee used the other two sources of compensation data described above in making its compensation decisions in 2011 as a point of reference in evaluating whether compensation was within a “market” range; however, those two sources were given less weight when considering what the named executive officers’ 2011 target total compensation should be, as we think the peer group data is the best indicator of total compensation provided by our key competitors and peers.

While the compensation decisions of our compensation committee ultimately were subjective judgments, our compensation committee also considered the following factors in making compensation decisions for our named executive officers. In determining the total compensation for Mr. Martire, our compensation committee considered his success as the overall leader of the Company in developing and implementing the Company’s long-term strategy, his substantial knowledge of and contributions to the overall management of the Company, and his leadership in the financial services industry. In determining the total compensation for Mr. Norcross, our compensation committee considered his role and responsibility as Chief Operating Officer, particularly in connection with his responsibility of steering and executing the Company’s global business strategy. The committee also considered Mr. Norcross’ success in overseeing significant growth of the Company’s product portfolio and global footprint. In determining the total compensation for Mr. Hayford, the compensation committee considered his responsibility for the finance, accounting and investor relations activities for the Company. In determining the total compensation for Mr. Bickett, our compensation committee considered his contribution to corporate finance matters, corporate development and mergers and acquisitions, and the fact that he also served as an executive officer of FNF. In determining the total compensation for Mr. Oates, our compensation committee considered his role and responsibility of overseeing the functions focused on the recruitment, retention and development of the Company’s global work force.

The marketplace data information in this discussion is not deemed filed or part of the compensation discussion and analysis for certification purposes.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in certain termination events. A description of the material terms of the agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

Role of Compensation Committee, Compensation Consultant and Executive Officers

Our compensation committee is responsible for reviewing, approving and monitoring the compensation programs for our named executive officers, as well as our other officers. Our compensation committee is also responsible for administering our annual incentive plan and stock incentive plans and approving individual grants and awards under those plans for our executive officers.

To further the objectives of our compensation program, our compensation committee engaged Strategic Compensation Group to conduct an annual review of our compensation programs for our named executive officers and other key executives and our board of directors. In addition, the consultant is engaged to propose compensation amounts with alternatives for the committee to consider. Strategic Compensation Group provided our compensation committee with relevant market data on compensation, including annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix, and alternatives to consider when making compensation decisions. Our compensation committee did not limit the consultant’s discretion in selecting the surveys and peer group companies that are contained in this marketplace data. The consultant also assisted our compensation committee in its review of the risks to us of our compensation policies and practices for all employees. The committee may also give specific assignments to its consultant from time to time and may ask for the consultant’s assistance when it is considering a special or one-time compensation arrangement. In addition, members of our compensation committee have discussions with the consultant between meetings as specific questions arise. Strategic Compensation Group was selected by our compensation committee, reports directly to the committee, receives compensation only for services related to executive compensation issues, and neither it nor any affiliated company provides any other services to us.

Mr. Martire, in his role as President and Chief Executive Officer, provided input and made recommendations to the compensation committee regarding executive compensation levels. Mr. Martire also reviewed his compensation recommendations with our then Chairman, Mr. Foley. Messrs. Martire and Hayford provided input regarding the structure and targets of the performance goals used in our performance-based incentive programs. In addition, Michael L. Gravelle, our Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary, coordinated with the committee’s chairman and the consultant in preparing the committee’s meeting agendas. Although our compensation committee considers the recommendations of our executive officers, our compensation committee exercises its discretion when making compensation decisions and may modify the executives’ recommendations. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

While our compensation committee carefully considers the information provided by, and the recommendations of, Strategic Compensation Group and the individuals who participate in the compensation process, the committee retains complete discretion to accept, reject or modify any recommended compensation decisions.

Tax and Accounting Considerations

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. Our compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and stock plans, however our compensation committee may approve compensation, such as time-vesting restricted stock awards, that will not meet these requirements.

Our compensation committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with FASB ASC Topic 718, which governs the appropriate accounting treatment of stock-based payments under United States generally accepted accounting principles.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Richard N. Massey, Chairman

David K. Hunt

James Neary

Executive Compensation

The following table sets forth information regarding the cash and non-cash compensation earned by and awarded to our named executive officers in 2011.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation Earnings ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)
Frank R. Martire	2011	1,000,000	—	4,499,994	2,977,120	2,373,901	—	255,486	11,106,501
President and Chief	2010	1,000,000	3,500,000	7,749,992	4,813,974	8,535,364	—	162,101	25,761,432
Executive Officer	2009	250,000	—	1,000,000	7,430,000	2,258,919	—	27,550	10,966,469

Gary A. Norcross	2011	700,000	—	3,300,004	2,183,219	1,457,084	—	134,669	7,774,976
Corporate Executive	2010	700,000	100,000	5,149,447	3,177,227	6,234,073	—	130,025	15,490,772
Vice President and	2009	627,500	750,000	1,578,500	3,163,500	2,317,500	—	76,096	8,513,096
Chief Operating
Officer

Michael D. Hayford	2011	625,000	—	2,999,988	1,984,749	1,117,834	—	229,213	6,956,784
Corporate Executive	2010	625,000	3,000,000	4,805,008	2,984,665	4,705,046	—	58,633	16,178,351
Vice President and	2009	156,250	—	—	5,572,500	1,330,750	—	21,276	7,080,776
Chief Financial
Officer

Brent B. Bickett	2011	368,500	—	749,990	496,189	650,720	—	128,548	2,393,947
Corporate Executive	2010	368,500	—	1,859,981	1,155,355	876,762	—	81,959	4,342,557
Vice President,
Corporate Finance

Michael P. Oates	2011	360,000	—	749,990	496,189	340,998	—	57,955	2,005,132
Corporate Executive
Vice President,
Human Resources

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP or non-qualified deferred compensation plans.
(2)	The amounts shown for Messrs. Martire and Hayford for 2010 represent the retention incentive that was a result of the Metavante Merger that was paid in the second quarter of 2010. The amount shown for Mr. Norcross for 2010 represents a relocation bonus that was paid in the second quarter of 2010. The amount shown for Mr. Norcross for 2009 represents retention incentive that was a result of the Metavante Merger that was paid in the first quarter of 2010.
(3)	Amounts represent the grant date fair value of stock awards computed in accordance with FASB ASC Topic 718 with respect to all named executive officers. Assumptions used in the calculation of fair value per share are included in Note 16 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2012. The 2010 amounts represent 75% of the maximum available awards, based on the probable outcome of performance condition as of the grant date. The value of the 2010 awards for each named executive officer at the grant date assuming that the highest level of performance conditions would be achieved is as follows: Mr. Martire $10,333,323, Mr. Norcross $6,923,329, Mr. Hayford $6,406,677 and Mr. Bickett $2,479,975.
(4)	Amounts represent the grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718 with respect to all named executive officers. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2012.
(5)	Amounts shown for 2011 include (i) the following annual incentives earned for 2011: Mr. Martire $2,360,000; Mr. Norcross $1,445,500; Mr. Hayford $1,106,250; Mr. Bickett $647,245; and Mr. Oates $339,840; and (ii) the following amounts earned under the Capco new revenue incentive program for 2011: Mr. Martire $13,901; Mr. Norcross $11,584; Mr. Hayford $11,584; Mr. Bickett $3,475; and Mr. Oates $1,158. Amounts shown for 2010 include (i) the following annual incentives earned for 2010: Mr. Martire $3,172,364; Mr. Norcross $1,943,073; Mr. Hayford $1,487,046; and Mr. Bickett $876,762; and (ii) the following one-time Metavante merger synergy incentives paid in 2010: Mr. Martire $5,363,000; Mr. Norcross $4,291,000; and Mr. Hayford $3,218,000. No additional payments will be made under the Metavante merger synergy incentives plan, as the plan was terminated effective December 31, 2010.

(6)	Amounts shown for 2011 include matching contributions to our 401(k) plan and our ESPP; dividends paid on restricted stock; life insurance premiums paid by us; personal use of a company airplane; relocation reimbursement; and financial planning services as set forth below:

	Martire $	Norcross $	Hayford $	Bickett $	Oates $
401(k) Matching Contributions	7,350	7,350	7,350	—	7,350
ESPP Matching Contributions	50,000	51,563	31,250	25,313	8,844
Restricted Stock Dividends	17,209	31,107	12,210	10,409	5,556
Life Insurance Premiums	3,564	810	1,242	810	1,242
Personal Airplane Use	166,766	43,839	176,057	92,016	20,801
Relocation Reimbursement	10,597	—	1,104	—	—
Financial Planning Services	—	—	—	—	14,162

Grants of Plan-Based Awards

	(b) Grant Date/ Plan	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			(i) All Other Option Awards: Number of Securities Underlying Options (#)(3)	(j) Exercise or Base Price of Option Awards ($/sh)	(k) Grant Date Fair Value of Stock and Option Awards ($)
(a) Name		(c) Threshold ($)	(d) Target ($)	(e) Maximum ($)	(f) Threshold (#)	(g) Target (#)	(h) Maximum (#)
Frank R. Martire	11/7/2011				—	175,370	—			4,499,994
	11/7/2011							400,000	$25.66	2,977,120
	Annual
	Incentive	1,000,000	2,000,000	4,000,000
	Capco Incentive	—	—	120,000

Gary A. Norcross	11/7/2011				—	128,605	—			3,300,004
	11/7/2011							293,333	$25.66	2,183,219
	Annual
	Incentive	612,500	1,225,000	2,450,000
	Capco Incentive	—	—	100,000

Michael D. Hayford	11/7/2011				—	116,913	—			2,999,988
	11/7/2011							266,667	$25.66	1,984,749
	Annual
	Incentive	468,750	937,500	1,875,000
	Capco Incentive	—	—	100,000

Brent B. Bickett	11/7/2011				—	29,228	—			749,990
	11/7/2011							66,667	$25.66	496,189
	Annual
	Incentive	276,375	552,750	1,105,500
	Capco Incentive	—	—	30,000

Michael P. Oates	11/7/2011				—	29,228	—			749,990
	11/7/2011							66.667	$25.66	496,189
	Annual
	Incentive	144,000	288,000	576,000
	Capco Incentive	—	—	10,000

(1)	With respect to the annual incentives, the amounts shown in column (c) reflect the minimum payment level under our annual incentive plan for 2011, which is 50% of the target amount shown in column (d), and the amounts shown in column (e) represent the maximum payout under our annual incentive plan, which is 200% of the amount in column (d). With respect to the Capco incentive, reflects maximum possible award for 2011.
(2)	The amounts shown in column (g) reflect the number of performance based restricted shares granted to each named executive officer under the Omnibus Incentive Plan and the Metavante Incentive Plan on November 7, 2011 (grant date fair value is $25.66 per share). The shares vest ratably over three years on the anniversary of the grant, contingent on the achievement of certain operating income from January 1, 2012 through December 31, 2012.
(3)	The amounts shown in column (i) reflect the number of stock options granted to each named executive officer under the Omnibus Incentive Plan and the Metavante Incentive Plan on November 7, 2011 (grant date fair value per option is $7.44 per option granted).

Narrative Discussion for Summary Compensation Table and

Grants of Plan-Based Awards Table

Employment Agreements

We have entered into employment agreements with a limited number of our senior executives, including our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments Upon Termination or Change in Control” section. The following descriptions are based on the terms of the agreements as of December 31, 2011.

Frank R. Martire

We entered into a three-year employment agreement with Mr. Martire, effective March 31, 2009 and commencing immediately following the Metavante merger, to serve as our President and Chief Executive Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Martire’s minimum annual base salary is $1,000,000, with an annual bonus target equal to 200% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Martire is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Martire and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Martire is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Martire’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Gary A. Norcross

We entered into a three-year employment agreement with Mr. Norcross, effective November 16, 2007, to serve as our President and Chief Operating Officer of Transaction Processing Services. Under the terms of that agreement, Mr. Norcross’s minimum annual base salary was $415,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. We amended and restated, in its entirety, our employment agreement with Mr. Norcross, effective December 29, 2009. Under this new agreement, Mr. Norcross will serve as our Corporate Executive Vice President Chief Operating Officer for a term of three years with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Norcross’s minimum annual base salary is $650,000, with an annual bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Norcross is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Norcross and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Norcross’s agreement further provides that he will not be required to report to any individual other than the chief executive officer who occupies that position on December 29, 2009, and a breach of that provision will be considered a material breach of the agreement. Mr. Norcross is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Norcross’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Michael D. Hayford

We entered into a three-year employment agreement with Mr. Hayford, effective March 31, 2009 and commencing immediately following the Metavante merger, to serve as our Corporate Executive Vice President and Chief Financial Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Hayford’s minimum annual base salary is $625,000, with an annual bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Hayford is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Hayford and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Hayford is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Hayford’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Brent B. Bickett

We entered into a three-year employment agreement with Mr. Bickett, effective July 2, 2008, as amended, Mr. Bickett serves as our Corporate Executive Vice President, Corporate Finance, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, effective January 1, 2012, Mr. Bickett’s minimum annual base salary is $275,000, with an annual bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Bickett is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Bickett and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Bickett is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Bickett’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Michael P. Oates

We entered into a three-year employment agreement with Mr. Oates, effective October 1, 2009, to serve as our Corporate Executive Vice President, Chief Human Resources Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term would not be extended. Under the terms of the agreement, as amended, Mr. Oates’s minimum annual base salary is $360,000, with an annual bonus target no less than 100% of his annual base salary. Mr. Oates is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Oates and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Oates is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Oates employment agreement contains provisions related to the payment of benefits upon certain termination events, The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Annual Incentive Awards

In 2011, our compensation committee approved performance-based cash incentive award opportunities for our named executive officers. The performance-based cash incentive award opportunities are calculated by multiplying base salary by the product of the approved incentive percentage and the qualifying multiplier for each goal. More information about the annual incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.

Capco New Revenue Incentive Program

In March 2011, our compensation committee approved incentive award opportunities for our named executive officers under the Capco new revenue incentive program. More information about the incentives, including the criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.

Long-Term Equity Incentive Awards

In November 2011, our compensation committee approved grants of stock options and performance-based restricted stock to our named executive officers. More information about these long-term equity incentive awards can be found in the “Compensation Discussion and Analysis” section.

Salary and Bonus in Proportion to Total Compensation

The “Compensation Discussion and Analysis” section contains a table showing the proportion of our named executive officers’ salary to total compensation for 2011.

The following table sets forth information concerning unexercised stock options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2011:

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Frank R. Martire	10/30/2006	144,659	—	$20.20	10/30/2016
	11/12/2007	792,249	—	$17.29	11/12/2017
	11/21/2008	111,375	37,125	$10.40	11/21/2018			74,250	$1,974,308
	10/2/2009	666,666	333,334	$23.99	10/2/2016	13,895	$369,468
	7/20/2010	—	—	—	—	123,457	$3,282,722	61,729	$1,641,361
	10/29/2010	206,122	412,244	$27.10	10/29/2017
	11/7/2011	—	400,000	$25.66	11/7/2018	175,370	$4,663,088

Gary A. Norcross	3/9/2005	293,207	—	$8.71	3/9/2015
	12/22/2006	134,640	—	$22.42	12/22/2014
	12/20/2007	538,560	—	$23.71	12/20/2014
	10/29/2008	470,000	—	$14.35	10/29/2015
	11/5/2009	300,000	150,000	$22.55	11/5/2016	23,333	$620,424
	7/20/2010	—	—	$—		80,659	$2,144,723	42,387	$1,127,070
	10/29/2010	136,040	272,082	$27.10	10/29/2017
	11/7/2011	—	293,333	$25.66	11/7/2018	128,605	$3,419,607

Michael D. Hayford	10/30/2006	89,295	—	$20.20	10/30/2016
	11/12/2007	579,783	—	$17.29	11/12/2017
	11/21/2008	60,750	30,375	$10.40	11/21/2018
	10/2/2009	500,000	250,000	$23.99	10/2/2016
	7/20/2010	—	—	—	—	76,544	$2,035,305	38,272	$1,017,652
	10/29/2010	127,795	255,592	$27.10	10/29/2017
	11/7/2011	—	266,667	$25.66	11/7/2018	116,913	$3,108,717

Brent B. Bickett(6)	8/19/2005	24,952	—	$17.25	8/19/2015
	11/9/2006	275,263	—	$23.03	11/9/2013
	12/20/2007	203,455	—	$23.71	12/20/2014
	10/29/2008	94,000	—	$14.35	10/29/2015
	11/5/2009	105,334	52,666	$22.55	11/5/2016	8,333	$221,574
	7/20/2010	—	—	$—	0	29,630	$787,862	14,815	$393,931
	10/29/2010	49,469	98,939	$27.1	10/29/2017
	11/7/2011	—	66,667	$25.66	11/7/2018	29,228	$777,173

Michael P. Oates	9/10/2007	44,880	—	$24.89	9/10/2015
	12/20/2007	89,760	—	$23.71	12/20/2014
	10/29/2008	25,458	—	$14.35	10/29/2015
	11/5/2009	53,334	26,666	$22.55	11/5/2016	4,000	$106,360
	7/20/2010	—	—	$—		17,284	$459,582	8,642	$229,791
	10/29/2010	28,857	57,714	$27.21	10/29/2017
	11/7/2011	—	66,667	$25.66	11/7/2018	29,228	$777,173

(1)	The unvested options listed above that Metavante granted in 2008 to Messrs. Martire and Hayford vest annually over a four-year period from the date of grant. The unvested options that FIS granted in 2008 to Messrs. Norcross, Oates and Bickett vest annually over three years from the date of grant and the unvested options that FIS granted in 2009, 2010 and 2011 vest over three years from the date of grant.
(2)	The restricted stock awards granted on July 20, 2010 are performance-based as well as time-based with vesting over a three-year period. The restricted stock awards granted on October 2, 2009 are time-based and vest ratably over a three-year period. The restricted stock granted on November 5, 2009 vest ratably over a three-year period from the original grant date contingent on reaching certain performance criteria relating to cost synergies achieved relating to the Metavante merger which was satisfied in 2010. The restricted stock awards granted on November 7, 2011 vest ratable over a three-year period from the original grant date contingent on reaching certain operating income during the period from January 1, 2012 to December 31, 2012.

(3)	Market value of unvested restricted stock awards is based on a closing price of $26.59 for a share of our common stock on the New York Stock Exchange on December 30, 2011.
(4)	The restricted stock granted by Metavante in November 2008 to Mr. Martire was performance-based. The vesting date is December 31, 2011. The award was released in March 2012. The performance shares granted on July 20, 2010 vest in one-third increments contingent upon reaching certain performance criteria over the period ended December 31, 2010 and the years ended December 31, 2011 and 2012. Approximately 70% of the first tranche was earned for 2010 and approximently 60% of the second tranche was earned in 2011. The balance reported above represents the maximum amount on the final tranche.
(5)	Market value of unvested restricted stock and performance shares is based on a closing price of $26.59 for a share of our common stock on the New York Stock Exchange on December 30, 2011.
(6)	In connection with Mr. Bickett’s transition to a non-executive employee position with FIS, we agreed to vest the following portions of his outstanding FIS equity awards on March 30, 2012: (i) the portions of the stock option award granted November 7, 2011 that would have vested on November 7, 2013 and November 7, 2014, relating to 22,222 and 22,223 shares, respectively; (ii) the portion of the stock option award granted October 29, 2010 that would have vested on October 29, 2013, relating to 49,470 shares; (iii) the restricted stock award granted November 7, 2011 that would have vested in 2013 and 2014; (iv) the portion (14,815 shares) of the performance share award granted July 20, 2010 that would have vested on February 21, 2013 if the performance goals were achieved; and (v) the portion of the restricted stock award granted July 20, 2010 that would have vested on July 20, 2013, consisting of 14,815 shares.

The following table sets forth information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2011 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Frank R. Martire	—	—	162,077	4,923,201
Gary A. Norcross	—	—	132,394	3,828,383
Michael D. Hayford	—	—	124,284	3,614,694
Brent B. Bickett	—	—	45,230	1,311,917
Michael P. Oates	25,458	446,004	25,034	730,319

The following table sets forth information with respect to the named executive officers’ accounts under our nonqualified deferred compensation plans:

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)(1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Frank R. Martire	—	—	—	—	—	—
Gary A. Norcross	Deferred	—	—	(990)	—	75,890
Comp Plan
Michael D. Hayford	—	—	—	—	—	—
Brent B. Bickett	—	—	—	—	—	—
Michael P. Oates	—	—	—	—	—	—

(1)	Represents the decrease in the executive’s interest in 2011.

The Deferred Compensation Plan

Our named executive officers are eligible to participate in the FIS Nonqualified Deferred Compensation Plan, which is a nonqualified elective deferred compensation plan. The named executive officers may elect to defer up to 75% of their base salary, bonuses, and/or commissions on a pre-tax basis. Because the Company does not contribute matching dollars, deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day. The funds from which participants may select hypothetical investments, and the 2011 rates of return on these investments, are listed in the following table:

Name of Fund	2011 Rate of Return	Name of Fund	2011 Rate of Return
Nationwide NVIT Money Market V	0.00	American Funds IS Growth 2	-4.28
PIMCO VIT Real Return	11.67	T. Rowe Price Mid Cap Growth II	-1.52
PIMCO VIT Total Return	3.61	Royce Capital Small Cap	-3.28
LASSO Long and Short Strategic Opportunities	-1.24	Vanguard VIF Small Company Growth	1.36
T. Rowe Price Equity Income II	-1.04	MFS VIT II International Value SVC	-1.78
Dreyfus Stock Index	1.88	American Funds IS International 2	-13.96
Goldman Sachs VIT Mid Cap Value	-6.38

Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a five-year period. If elected, an individual will receive a lump sum payment upon a separation from service during the twenty-four month period following a change in control. An individual may also elect to receive a lump sum payment upon a change in control. Account balances at the time of first valuation following termination less than the limit under Section 402(g) of the Internal Revenue Code, which was $16,500 in 2011, will be distributed in a lump sum. Participants can elect to receive in-service distributions if they establish a special account under the plan and specify a future date on which that benefit is to be paid. These payments would equal the value of the account as of the January 31 following the plan year designated by the participant, and would be paid within two and one-half months following the end of that plan year. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until all benefits under the plan have been paid.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may annually change the payment elections for these grandfathered amounts.

Potential Payments Upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section are what would be due under our named executive officers’ employment agreements and our compensation and benefit plans and agreements if employment had terminated or a change in control had occurred on December 31, 2011. The types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment or change in control and the value of accelerated vesting of stock-based awards would depend on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. These plans are discussed in the “Compensation Discussion & Analysis” section, the Pension Benefits table and the Nonqualified Deferred Compensation table and accompanying narratives.

Potential Payments under Employment Agreements

As discussed previously, we have entered into employment agreements with each of our named executive officers. These agreements contain provisions for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios under their employment agreements in effect on December 31, 2011.

If a named executive officer’s employment is terminated for any reason, we will pay any earned but unpaid base salary and any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year, which we refer to as “accrued obligations.” Additionally, if a named executive officer’s employment is terminated other than due to death and the termination is by us for any reason other than for cause or the executive’s disability, or by the executive for good reason, then the executive is entitled to receive:

•	a prorated annual bonus, based on the actual bonus that would have been earned in the year of termination had the executive still been employed;

•

in the case of Messrs. Martire, Hayford and Norcross, a lump sum payment equal to 300% of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs;

•

in the case of Messrs. Bickett and Oates, a lump sum payment equal to 200% of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs;

•

in the case of Messrs. Martire and Hayford, immediate vesting and/or payment of all equity awards other than performance awards, which vest pursuant to their express terms, and all stock options remain exercisable for five years following termination or, if sooner, until the end of the option term;

•	in the case of Messrs. Norcross, Bickett and Oates, immediate vesting and/or payment of all equity awards other than performance awards, which vest pursuant to their express terms;

•

COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments; and

•	with respect to Messrs. Martire, Norcross, Bickett and Oates, the right to convert any life insurance into an individual policy, plus a lump sum cash payment equal to thirty-six months of premiums.

If employment terminates due to death or disability, the following would be provided:

•	any accrued obligations;

•	a prorated annual bonus based on the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined;

•	the unpaid portion of the executive’s annual base salary for the remainder of the employment term;

•

in the case of Messrs. Martire and Hayford, immediate vesting and/or payment of outstanding equity awards, and options will remain outstanding for five years following the termination date or, if sooner, until the end of the option term.

In addition, the employment agreements provide for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

Under each of the employment agreements, “cause” means the executive’s:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care;

•	willful neglect of duties;

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty;

•	material breach of the employment agreement, and in the case of Mr. Norcross, material breach of our business policies, accounting practices or standards of ethics; or

•	impeding or failing to materially cooperate with an investigation authorized by our board.

The employment agreements define “good reason” as:

•	a material diminution in the executive’s position or title or the assignment of duties materially inconsistent with the executive’s position;

•	a material diminution in the executive’s annual base salary or annual bonus opportunity;

•	our material breach of any of our obligations under the employment agreement;

•

except with respect to Mr. Norcross, within six months immediately preceding or within two years immediately following a change in control: (A) a material adverse change in the executive’s status, authority or responsibility; (B) a material adverse change in the position to whom the executive reports, or, to the executive’s service relationship or the conditions under which the executive performs his duties as a result of such reporting structure change; (C) a material diminution in the budget over which the executive has managing authority; or (D) a material change in the geographic location of the executive’s principal place of employment;

•

in the case of Mr. Norcross, a material adverse change in the position to whom the executive reports or a material diminution in the managerial authority, duties or responsibilities of the person in that position, or a material change in the geographic location of the executive’s principal place of employment;

•

in the case of Mr. Norcross, our giving him notice of our intent not to extend the term of his agreement at any time during the one-year period following a change in control or our failure to obtain the assumption of his employment agreement by any successor; or

•	in the case of Mr. Martire, removal of the executive from his position as a director or the failure of the board of directors to nominate him as a director.

To qualify as a “good reason” termination, the executive must provide notice of the termination within 90 days of the date he first knows the event has occurred, or, if applicable with respect to Messrs. Martire and Hayford, if the event predates a change in control, within 90 days of the change in control. We have 30 days to cure the event.

Except with respect to Mr. Norcross, where applicable, the employment agreements define “change in control” as:

•	an acquisition by an individual, entity or group of more than 50% of our voting power;

•

a merger or consolidation in which FIS is not the surviving entity, unless our shareholders immediately before the transaction hold more than 50% of the combined voting power of the resulting corporation after the transaction;

•

a reverse merger in which FIS is the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately before the merger;

•	during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office;

•

a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (1) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (2) 50% of the voting stock of which is owned by us after the sale, transfer or disposition; or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of FIS.

Mr. Norcross’s employment agreement defines “change in control” as a change in the ownership or effective control of FIS or a change in control of a substantial portion of the assets of FIS within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

Each executive’s employment agreement also provides that, if payments or benefits to be provided to the executive in connection with his termination of employment would be subject to the excise tax under Section 4999 of the Internal Revenue Code, the executive may elect to reduce any payments or benefits to an amount equal to one dollar less than the amount that would be considered a parachute payment under Section 280G of the Internal Revenue Code. The agreements do not provide for any excise tax gross-up payments.

The agreements also provide us and our shareholders with important protections and rights, including the following:

•	severance benefits under the agreements are conditioned upon the executive’s execution of a full release of FIS and related parties, thus limiting our exposure to lawsuits from the executive;

•

except with respect to Mr. Norcross, during his employment with us and in the one-year period following termination of employment, the executive is prohibited from competing with us and from soliciting our customers, suppliers or employees on behalf of a competitor, unless his employment is terminated by us without cause or, by him for good reason or the termination is due to our decision not to extend the employment agreement term;

•

in the case of Mr. Norcross, during his employment with us and in the one-year period following termination of employment, he is prohibited from competing with us and from soliciting our customers, suppliers or employees on behalf of a competitor, unless his employment is terminated by us without cause, or by him for good reason, unless the “good reason” event was our giving him notice of our intent not to extend his term at any time during the one year period following a change in control or our failure to obtain assumption of his agreement by a successor (however if the other “good reason” events specified in Mr. Norcross’s employment agreement occurred within one-year of our change in control, he will be subject to the non-competition and non-solicitation prohibition); and

•	the executive is prohibited during employment and at all times thereafter from sharing confidential information and trade secrets.

Potential Payments under Stock Plans

In addition to the post-termination rights and obligations provided in the employment agreements, our stock incentive plans, including the omnibus plan and the Metavante plan, provide for the potential acceleration of vesting and, if applicable, payment of equity awards in connection with a change in control. Under the omnibus plan, outstanding options become immediately exercisable and any restrictions imposed on restricted stock lapse upon a change in control. Under the Metavante plan, except as otherwise provided in an award agreement, if the participant’s employment is terminated by us other than for cause within two years after our change in control, all outstanding awards become immediately vested, except that performance based awards will vest at target levels. The named executive officers’ restricted stock award agreements also provide that their awards vest upon termination of their employment by reason of death or disability or upon termination of employment by us without cause, except that 2009 and 2010 awards that contain performance vesting conditions only vest if the performance conditions have been satisfied as of the date of termination.

For purposes of the omnibus plan, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of 25% or more of our voting power;

•

consummation of a reorganization, merger, consolidation or sale of all or substantially all of our assets, which we refer to as a “business combination” of FIS, unless, immediately following such business combination, (i) the persons who were the beneficial owners of our voting stock immediately prior to the business combination beneficially own more than 50% of our then outstanding shares, (ii) no person, entity or group beneficially owns 25% or more of the then outstanding shares of common stock of the entity resulting from that business combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from the business combination were members of our incumbent board;

•

during any period of two consecutive years, the individuals who, at the beginning of such period, constitute our board of directors cease for any reason to constitute at least a majority of the board of directors; or

•	our shareholders approve a plan or proposal for the liquidation or dissolution of FIS.

For purposes of the Metavante plan, the term “change in control” means, with respect to awards granted on or after the Merger: (i) the definition of change of control contained in the award agreement or (ii) in the case of an award the award agreement of which does not define change of control, a “change in control” as defined in the omnibus plan.

Estimated Payments and Benefits upon Termination of Employment

Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated December 31, 2011. The severance amounts do not include a prorated 2011 annual incentive since the named executive officers would have been paid based on their service through the end of the year and therefore would have received the amount whether or not the termination occurred. Any cash severance payments would be paid in a lump sum following the termination of employment.

For a termination of employment by us not for cause or a termination by the executive for good reason, the following payments would be made under the named executive officers’ employment agreements: Mr. Martire $12,694,125; Mr. Norcross $8,009,206; Mr. Hayford $6,555,340; Mr. Bickett $2,365,524; and Mr. Oates $1,863,627.

Upon a termination of these executives’ employment due to death or disability, the following payments would have been made: Mr. Martire $2,750,000; Mr. Norcross $1,787,500: Mr. Hayford $1,718,750; Mr. Bickett $756,250; and Mr. Oates $990,000.

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, the named executive officers had outstanding unvested stock options and restricted stock awards as of December 31, 2011.

Except with respect to the termination events set forth below, all unvested stock options, restricted stock and performance share awards would expire at the employment termination date. The following estimates are based on a stock price of $26.59 per share, which was the closing price of our common stock on December 30, 2011. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $26.59.

The estimated value of the stock options held by the named executive officers that would vest upon a change in control or a termination by the Company of each executive’s employment without cause or by the executives for good reason would be as follows: Mr. Martire $1,839,722; Mr. Norcross $878,800; Mr. Hayford $1,389,772; Mr. Bickett $274,771; and Mr. Oates $169,731. The estimated value of restricted stock and performance share awards held by the named executive officers that would vest upon a change in control would be as follows: Mr. Martire $11,110,273; Mr. Norcross $6,748,289; Mr. Hayford $5,652,848; Mr. Bickett $1,983,587; and Mr. Oates $1,458,023. The estimated value of restricted stock and performance share awards held by the named executive officers that would vest upon a termination by the Company of each executive’s employment without cause or by the executive for good reason would be as follows: Mr. Martire $11,280,143; Mr. Norcross $6,864,953; Mr. Hayford $5,758,197; Mr. Bickett $2,024,350; and Mr. Oates $1,481,781.

The estimated value of the stock options held by the named executive officers that would vest upon a termination due to death or disability would be as follows: Mr. Martire $1,839,722; Mr. Norcross $878,800; Mr. Hayford $1,389,772; Mr. Bickett $274,771; and Mr. Oates $169,731. The estimated value of restricted stock and performance share awards held by the named executive officers that would vest upon a termination due to death or disability would be as follows: Mr. Martire $4,147,770; Mr. Norcross $1,842,437: Mr. Hayford $1,124,565; Mr. Bickett $645,056; and Mr. Oates $362,361. The estimates assume that the applicable restricted stock and performance share awards’ performance goals were achieved.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Richard N. Massey (Chair), James Neary and David K. Hunt. During fiscal year 2011, no member of the compensation committee was a former or current officer or employee of FIS or any of its subsidiaries. In addition, during fiscal year 2011, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Discussion of our Compensation Policies and Practices as They Relate to Risk Management

We reviewed our compensation policies and practices for all employees, including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting the analysis, we reviewed the structure of our executive, non-officer and sales commission incentive programs and the internal controls and risk abatement processes that are in place for each program. We also reviewed data compiled across our corporate, sales and marketing, financial solutions, global commercial, payment solutions and international solutions segments relative to total revenue, total compensation expenses and variable compensation expenses.

We believe that several design features of our executive compensation program mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of secure compensation.

With respect to our executives’ incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate excessive risk-taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by the compensation committee’s review and approval of the awards and payments under the awards, the potential clawback if required under the Sarbanes-Oxley Act with respect to the chief executive officer and chief financial officer, our ability to clawback overpayments of incentive-based compensation if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the internal and external review of our financials. We also believe that our balance of stock options, restricted stock and performance shares and use of multi-year vesting schedules in our long-term incentive awards encourages recipients to deliver incremental value to our shareholders and aligns their interests with our sustainable long-term performance, thereby mitigating risk. In addition, in 2009 we increased required stock ownership multiples for some of our executives and included stock retention requirements in our restricted stock awards, both of which help to align our executives’ interests with our long-term performance and mitigate risk.

With respect to our non-officer incentive program, we believe that our use of measureable corporate financial performance goals and maximum payouts serve to mitigate excessive risk-taking. The risk of overstatement of financial figures or individual goals is mitigated by the fact that the awards and payments under the awards are subject to internal review and approval and that numbers must agree to our financial statements.

Our sales commission incentive program is based on revenue generation and new sales contract value, which are critical to our performance. With respect to our sales commission incentive program, we believe that our detailed individual sales planning, tracking and review by the finance manager, and identification and review of outliers mitigates excessive risk taking. In addition, the sales commission incentive program is subject to several levels of review and approval and numbers must agree to our financial statements.

Director Compensation

On February 8, 2011, William P. Foley changed his position from Executive Chairman to Chairman of the Board and received an annual Chairman fee of $500,000, payable quarterly, as well as $2,000 for each Board meeting attended. In 2011, all other non-employee directors received an annual retainer of $70,000, payable quarterly, plus $2,000 for each Board meeting attended and $2,000 for each committee meeting attended. Effective October 1, 2011, the annual retainer was increased to $80,000. The Chairman and each member of the audit committee received an additional annual fee, payable quarterly, of $25,000 and $15,000, respectively, for their service on the audit committee. The annual Chairman of the audit commitee fee was increased to $40,000 effective October 1, 2011 and a special audit committee stripend fee of $10,000 per quarter based on additional regulatory oversight was effective October 1, 2011 through December 31, 2012. The Chairman and each member of the compensation committee and the corporate governance and nominating committee received an additional annual fee, payable quarterly, of $15,000 and $8,000, respectively, for their service on such committees. The annual fees paid to the Chairman of the compensation committee and the governance and nominating committee were increased to $20,000 and $12,000, respectively, on October 1, 2011. In addition, the Chairman of the Board received an incentive award of 186,667 options and each director received an incentive award of 10,133 options. The Chairman of the Board received a performance-based restricted stock award of 81,839 shares and the other directors received performance-based restricted stock awards of 4,443 shares each. The options were granted under the omnibus plan, have a seven-year term, have an exercise price equal to the fair market value of a share on the date of grant, and vest proportionately each year over three years from the date of grant based upon continued service on our Board. The restricted stock awards vest over three years and are subject to certain performance measures from January 1, 2012 through December 31, 2012, which must be achieved prior to the annual vesting. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. Each non-employee member of our Board is eligible to participate in our deferred compensation plan, which permits Board members to defer their Board and committee fees.

In addition, Mr. Hughes and Mr. Hunt participate in Certegy’s Deferred Compensation Plan for non-employee directors, or the non-employee director plan. Under the plan, participants may defer and be deemed to invest up to 100% of their director’s fees in either a phantom stock fund representing our common stock or in an interest bearing account. All deferred fees are held in our general funds and are paid in cash. Both Mr. Hughes and Mr. Hunt deferred fees through December 31, 2006 and elected to invest those fees in the Company’s phantom stock fund under the plan. Dividends on the phantom shares held in the non-employee director plan are reinvested in additional phantom shares. In general, deferred amounts are not paid until after the director terminates service on our Board, at which time he will be paid either in a lump sum or in annual payments over not more than ten years, as elected by the director.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ending December 31, 2011:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)(5)	Total ($)
William P. Foley	465,917	2,099,989	1,388,802	3,488,791
Thomas M. Hagerty	92,500	114,007	75,390	281,897
Keith W. Hughes	158,250	114,007	75,390	347,647
David K. Hunt	172,250	114,007	75,390	361,647
Stephan A. James	140,000	114,007	75,390	329,397
Richard N. Massey	169,250	114,007	75,390	358,647
James Neary	124,500	114,007	75,390	313,897

(1)	Represents portions of annual board and committee retainers which directors elected to receive in cash and meeting fees. Mr. Hunt deferred 100% of his fees in 2011. Mr. James deferred 75% of his fees in 2011.
(2)	Represents the grant date fair value of stock awards granted during 2011 and calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 16 to our consolidated financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 24, 2012.
(3)	The aggregate number of shares subject to stock awards outstanding on December 31, 2011 for each director was as follows: 261,666 for Mr. Foley; 9,597 for Mr. Hagerty; 9,597 for Mr. Hughes; 9,597 for Mr. Hunt; 9,598 for Mr. James; 9,597 for Mr. Massey and 9,598 for Mr. Neary.
(4)	Represents the grant date fair value of stock option awards granted during 2011 and calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 16 to our consolidated financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 24, 2012.
(5)	The aggregate number of shares subject to stock option awards outstanding on December 31, 2011 for each director was as follows: 2,655,911 for Mr. Foley; 126,265 for Mr. Hagerty; 103,755 for Mr. Hughes; 103,755 for Mr. Hunt; 58,491 for Mr. James; 103,755 for Mr. Massey and 58,896 for Mr. Neary.

On March 30, 2012, our Chief Executive Officer, Mr. Martire, was promoted to Chairman of the Board and Chief Executive Officer, and Mr. Foley became Vice Chairman of the Board. In connection with this change of role and in consideration of a non-competition agreement in our favor entered into on that date, Mr. Foley received a cash payment of $9,500,000 and his equity awards that would have vested after 2012 (consisting of 121,963 shares of restricted stock, 40,124 performance shares and 258,425 stock options shown in the table and footnotes above) were vested. The non-competition agreement provides that, while Mr. Foley is a member of the Board, he will not directly or indirectly engage in any business that is directly competitive with our or our affiliates’ principal business, or solicit our or our affiliates’ customers, suppliers or employees. The non-competition agreement further provides that, for the two-year period after Mr. Foley ceases to serve as a member of the Board, he will not become a director, employee, consultant, advisor, principal, partner or substantial shareholder of certain of our principal competitors. Working directly or indirectly for FNF, its affiliates or successors will not be considered a violation of Mr. Foley’s non-competition covenants.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Policy

Our board approved our amended and restated set of Corporate Governance Guidelines in February 2008. Our Corporate Governance Guidelines are intended to provide, along with the charters of the committees of our board, a framework for the functioning of our board and its committees and to establish a common set of expectations as to how our board should perform its functions. The Corporate Governance Guidelines address, among other things, the composition of our board, the selection of directors, the functioning of our board, the committees of our board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest. The Corporate Governance Guidelines specifically provide that a majority of the members of our board must be independent directors who our board has determined have no material relationship with us and who otherwise meet the independence criteria established by the New York Stock Exchange, or NYSE, and any other applicable independence standards. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.fisglobal.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” on page 64.

Code of Business Conduct and Ethics

On February 13, 2008, our Board adopted an amended and restated Code of Business Conduct and Ethics, or Code of Conduct, which is applicable to all our directors, officers and employees. The purpose of the Code of Conduct is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Any waiver of or amendments to the Code of Conduct with respect to the CEO or any Senior Financial Officer must be approved by the Audit Committee of the Board of Directors, and will be promptly disclosed to the extent required under applicable law, rule or regulation.

Our Code of Conduct is available for review on the Investor Relations page of our website at www.fisglobal.com. Shareholders may also obtain a copy of the Code of Conduct by writing to the Corporate Secretary at the address set forth under “Available Information” on page 64.

The Board

Our board met ten times in 2011, of which four were regularly scheduled meetings and six were unscheduled meetings. All directors attended 100% of the meetings of our board and of the committees on which they served during 2011. Our non-management directors also met periodically in executive sessions without management. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is encouraged to attend our 2012 annual meeting. During 2011, one member of our board attended the annual meeting of shareholders.

Director Independence

During 2011, seven of the eight members of our board were non-employees. At its meeting on February 7, 2012, our board determined that five of the non-employee members of our board (i.e., Keith W. Hughes, David K. Hunt, Stephan A. James, Richard N. Massey and James Neary) are independent under the criteria established by the NYSE and our corporate governance guidelines.

Committees of the Board

Our board has four standing committees, namely an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. The charter of each of the audit, compensation and corporate governance and nominating committee is available on the Investor Relations page of our website at www.fisglobal.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” on page 64.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Keith W. Hughes (Chair), Richard N. Massey and James Neary. Each of Messrs. Hughes, Massey and Neary was deemed to be independent by our board, as required by the NYSE. The corporate governance and nominating committee met one time in 2011. The primary functions of the corporate governance and nominating committee, as identified in its charter, are to identify and recommend to the board qualified individuals to be nominated for election as directors, to advise and assist the board with respect to corporate governance matters and to oversee the evaluation of the board and management.

To fulfill these responsibilities, the committee periodically assesses the collective requirements of our board and makes recommendations to our board regarding its size, composition and structure. In determining whether to nominate an incumbent director for reelection, the corporate governance and nominating committee evaluates each incumbent director and director candidate in light of the committee’s assessment of the talents, skills and other characteristics needed to ensure the effectiveness of the board.

When a need for a new director to fill a new board seat or vacancy arises, the committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging director search firms. The committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more committee members. The committee makes a recommendation to our board based on its review, the results of interviews with the candidate and all other available information. The board makes the final decision on whether to invite the candidate to join our board, which is extended through the Chair of the corporate governance and nominating committee and the Chairman of our board.

The corporate governance and nominating committee reviews and develops criteria for the selection of qualified directors. At a minimum, a director should have high moral character and personal integrity and the ability to devote sufficient time to carry out the duties of a director, should have demonstrated accomplishment in his or her field and should be at least 21 years of age. In addition to these minimum qualifications in evaluating candidates, the members of the corporate governance and nominating committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of our board. These factors may include whether the candidate is independent and able to represent the interests of the Company and its shareholders as a whole; a candidate’s personal qualities and characteristics, accomplishments and reputation in the business community; a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of those characteristics to us and our board; the candidate’s ability to fulfill the responsibilities of a director and member of one or more of our standing board committees; the candidate’s other board of directors and committee commitments; and whether the candidate is financially literate or a financial expert. Candidates are also considered in the context of the current composition of the board of directors, including the mix of talents, skills and other characteristics needed to maintain our board’s effectiveness, as well as the diversity of viewpoints, background, experience and other demographics of our board, with the goal of creating a balance of knowledge, experience and diversity on our board.

The corporate governance and nominating committee will also consider the resignation of an incumbent director nominee who does not receive the required votes for re-election and make a recommendation to the board about whether to accept or reject such resignation.

The corporate governance and nominating committee will consider qualified candidates for director nominated by our shareholders. The corporate governance and nominating committee applies the same criteria in evaluating candidates nominated by shareholders as in evaluating candidates recommended by other sources. To date, no director nominations have been received from shareholders. Nominations of individuals for election to our board at any meeting of shareholders at which directors are to be elected may be made by any of our shareholders entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 1.12 of our Bylaws. Section 1.12 generally requires that shareholders submit nominations by written notice to the Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204 setting forth certain prescribed information about the nominee and the nominating shareholder. Section 1.12 also requires that the nomination notice be submitted a prescribed time in advance of the meeting. See “Shareholder Proposals” elsewhere in this proxy statement.

Audit Committee

The members of the audit committee are David K. Hunt (Chair), Keith W. Hughes and Stephan A. James. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that each of the members is an audit committee financial expert, as defined by the rules of the SEC. The audit committee met 11 times in 2011. As set forth in its charter, our audit committee is responsible for:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;

•	approving any significant non-audit relationship with, and any audit and non-audit services provided by, our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management;

•	meeting, separately and periodically, with management, internal auditors and independent auditors; and

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Report of the Audit Committee

The audit committee of our board submits the following report on the performance of certain of its responsibilities for the year 2011:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosure, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted by the audit committee and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by our board to be independent as defined by NYSE independence standards. In addition, our board has determined that each of the members of our audit committee is an audit committee financial expert, as defined by SEC rules.

In performing our oversight function, the audit committee reviewed and discussed with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, the audited financial statements of FIS as of and for the year ended December 31, 2011. Management and KPMG reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FIS and its subsidiaries in conformity with U.S. generally accepted accounting principles. We also discussed with KPMG matters covered by the Statement on Auditing Standards No. 61 (Communication With Audit Committees), as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence, and have discussed with them their independence. In addition, we have considered whether KPMG’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with FIS’ internal auditors and KPMG the overall scope and plans for their respective audits. We met with KPMG during each audit committee meeting. Our discussions with them included the results of their examinations, their evaluations of FIS’ internal controls and the overall quality of FIS’ financial reporting. Management was present for some, but not all, of these discussions.

Based on the reviews and discussions referred to above, we recommended to our Board that the audited financial statements referred to above be included in FIS’ Annual Report on Form 10-K for the year ended December 31, 2011 and that KPMG be appointed independent registered public accounting firm for FIS for 2012.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of FIS’ financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process and adopting procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing FIS’ annual financial statements and expressing an opinion as to whether the statements are fairly stated in all material respects in conformity with U.S. generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

David K. Hunt (Chair)

Keith W. Hughes

Stephan A. James

Compensation Committee

The members of the compensation committee are Richard N. Massey (Chair), David K. Hunt and James Neary. Each of Messrs. Massey, Hunt and Neary was deemed to be independent by our board, as required by the NYSE. The compensation committee met six times in 2011. The primary functions of the compensation committee, as described in its charter, include overseeing the development and implementation of our compensation and benefit plans and programs, including those relating to compensation for our executive officers; overseeing compliance with regulatory requirements with respect to compensation matters; and evaluating the performance of our chief executive officer.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 19.

Executive Committee

The members of the executive committee are William P. Foley, II (Chair), Frank R. Martire and Richard N. Massey. The executive committee did not meet in 2011. Subject to limits under state law, the executive committee may invoke all of the power and authority of our board in the management of FIS.

Board Leadership Structure and Role in Risk Oversight

Prior to March 30, 2012, we separated the positions of CEO and Chairman of the Board. On March 30, 2012, our Board of Directors determined that it was desirable to make our Chief Executive Officer, Frank R. Martire, the Chairman of our Board of Directors. In these roles, Mr. Martire has general charge, supervision, and control of the business and affairs of the Company, and is responsible generally for assuring that policy decisions of the Board are implemented as adopted. As the Chairman of the Board, Mr. Martire will provide leadership to the Board and work with the Board to define its structure and activities in the fulfillment of its responsibilities. Our Board believes this Board leadership structure is appropriate for the Company, in that the combined role of Chairman of the Board and Chief Executive Officer promotes unified leadership and direction, allowing for a single, clear focus for management to execute the Company’s strategy and business plan while contributing to a more efficient and effective Board. In making the decision to appoint Mr. Martire the Chairman, the Board also considered the Company’s strong performance under Mr. Martire. Further, the Board considered Mr. Foley’s willingness to continue to serve the Board as its Vice Chairman, and provide the valuable counsel and insights that come from his extensive experience and his role as the driving force behind the overall development of the Company over the last decade. Finally, the Board considered the fact that FIS has a strong Lead Independent Director, as discussed below.

In October 2009, our Board of Directors adopted a Charter of Lead Independent Director and appointed one of our independent directors, Richard N. Massey, as the Lead Director, in which capacity he continues to serve. The responsibilities of the Lead Director are to:

•	preside at meetings of the board of directors in the absence of, or upon the request of, the Chairman;

•	call and preside over all executive meetings of non-employee directors and independent directors and report to the board, as appropriate, concerning such meetings;

•	review board meeting agendas and schedules in collaboration with the Chairman and recommend matters for the board to consider and information to be provided to the board;

•

serve as a liaison and supplemental channel of communication between non-employee/independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;

•	serve as the principal liaison for consultation and communication between the non-employee/independent directors and shareholders;

•	advise the Chairman concerning the retention of advisors and consultants who report directly to the Board; and

•	be available to major shareholders for consultation and direct communication.

The Board considers it to be useful and appropriate to designate a Lead Director to serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the Board may determine.

The Board’s role in the Company’s risk oversight process includes overseeing the activities of the Company’s risk management committee and enterprise risk management program, as well as the activities of senior management related to risk management. Senior management has established an enterprise risk management group that is responsible for ensuring all aspects of the enterprise risk management program are implemented. This group provides periodic reporting of the enterprise risk management program, its assessment activities and emerging risks to both the companies risk management committee and to the Audit Committee of the Board. The risk management committee, which plays a key role in managing the Company’s risks, is responsible for ensuring the development and deployment of the Company’s risk management program infrastructure, coordination and conduction of risk assessments, prioritizing and reporting risks, developing risk mitigation strategies, and tracking and managing risk mitigation initiatives. The risk management committee is also responsible for validating and assessing the overall effectiveness of the risk management program and activities performed by senior management to mitigate specific risks. In its oversight role, the Board verifies the risk management strategy deployed by the Company’s risk management committee and reviews and approves the Company’s identified top risks and risk management plan. The Board also receives periodic risk management effectiveness reporting from the risk management committee and management, as well as updates of program changes and emerging risks.

The Board also administers its risk oversight function through its committees. The Audit Committee oversees the Company’s financial reporting process, risk management program, legal and regulatory compliance, performance of the independent registered public accounting firm, internal audit function, financial and disclosure controls. The Corporate Governance and Nominating Committee considers the adequacy of the Company’s governance structures and policies. The Compensation Committee reviews and approves the Company’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on the Company. Each committee provides reports on its activities to the full Board.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of our board or the non-management members of our board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of our board.

Certain Relationships and Related Transactions

Certain Relationships with FNF

Our Vice Chairman, William P. Foley, II, also serves as a director and the Executive Chairman of the board of directors of FNF. Mr. Foley also owns common stock, and options to buy additional common stock, of our company, as well as common stock of FNF and options to buy additional common stock of FNF. Mr. Foley has an employment agreement with FNF. For information regarding the stock and options held by Mr. Foley, please refer to the sections of this proxy statement entitled “Security Ownership of Certain Beneficial Owners, Directors and Management” and “Compensation Discussion and Analysis and Executive and Director Compensation.”

In addition to Mr. Foley, our directors Thomas M. Hagerty and Richard N. Massey also serve as directors of FNF. We refer to these directors as the dual-service directors. For their services as our director, each of the dual-service directors receives compensation from us, in addition to any compensation that they may receive from FNF. Each of the dual-service directors also owns common stock, and options to buy additional common stock, of both our company and of FNF.

Brent B. Bickett, who serves as our Corporate Executive Vice President, Corporate Finance, also serves as Executive Vice President, Corporate Finance for FNF. Michael L. Gravelle, who serves as our Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary, also serves as Executive Vice President, General Counsel and Corporate Secretary of FNF. We refer to Messrs. Bickett and Gravelle as the overlapping officers. In addition to their employment agreements with us, Messrs. Bickett and Gravelle also have employment agreements with FNF and, during 2011, owned common stock, and options to buy additional common stock, of both our company and of FNF.

Arrangements with FNF

Historically, FNF has provided a variety of services to us, and we have provided various services to FNF, pursuant to agreements and arrangements between us and FNF. Some of these agreements and arrangements were entered into in connection with our separation from FNF described below, and others were already in existence prior to the separation or have been entered into since the separation from FNF.

From 2005 until the LPS spin-off, the business groups that are now part of LPS were operated by us as internal divisions or separate subsidiaries within the FIS family of companies and there were inter-company arrangements between our operations and those LPS operations for payment and reimbursement for corporate services and administrative matters as well as for services that we and LPS provided to each other in support of our respective customers and businesses. In connection with the LPS spin-off, we entered into various agreements with LPS to continue to receive and provide from and to each other these corporate administrative and other services in support of our respective customers and businesses.

Prior to 2005, the business groups within our company (including the business groups that are now part of LPS) were operated as internal divisions or separate subsidiaries within the Old FNF family of companies and there were inter-company arrangements between FNF and us pursuant to which we received and provided from and to FNF various corporate administrative and other services in support of our respective customers and businesses. In 2005, the business groups within our Company (including at the time the business groups that are now part of LPS) were organized under Former FIS, which subsequently merged with and into Certegy on February 1, 2006. In connection with the reorganization in 2005 and the Certegy merger in 2006, we and Old FNF entered into various written agreements pursuant to which we and Old FNF continued to receive and provide from and to each other various corporate administrative and other services in support of our respective customers and businesses.

On November 9, 2006, we completed a merger with Old FNF, whereby Old FNF merged with and into us (the “FNF Merger”). Prior to the FNF Merger, Old FNF owned a majority of our common stock. The FNF Merger was completed after Old FNF contributed substantially all of its assets and liabilities in exchange for shares of FNF’s common stock (the “asset contribution”). The asset contribution was undertaken on October 24, 2006, and on October 26, 2006, Old FNF distributed all of the shares it acquired from FNF in connection with the asset contribution, together with certain other FNF shares, to the Old FNF shareholders in a tax-free distribution (the “FNF spin-off”). We refer to the asset contribution, the FNF spin-off and the FNF Merger collectively as the “separation from FNF.” In connection with the separation from FNF, we entered into various agreements with FNF, including a tax disaffiliation agreement, a cross-indemnity agreement, and an agreement regarding the sharing of premium expenses for certain on-going insurance policies purchased by FNF. While these agreements continue in effect, no payments for indemnification or liability have been made by us or by FNF under any of these agreements.

In connection with the separation from FNF, we also amended certain of the existing agreements regarding the corporate and administrative services provided by and to each of us. Many of these agreements were further amended in connection with our spin-off of Lender Processing Services in 2008. Additionally, certain of our subsidiaries are parties to agreements directly with FNF covering various business and operational matters.

Generally, the terms of our agreements and arrangements with FNF have not been negotiated at arm’s length, and they may not reflect the terms that could have been obtained from unaffiliated third parties. However, other than those corporate services and similar arrangements that are priced at cost, which are likely more favorable to us as the service recipient than we could obtain from a third party, we believe that the economic terms of our arrangements with FNF are generally priced within the range of prices that would apply in a third party transaction, and are not less favorable to us than a third party transaction would be.

Our significant agreements and arrangements with FNF are described below. None of the overlapping officers or dual-service directors receive any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with FNF and none of them has any direct interest in the agreements and arrangements with FNF.

Overview of Arrangements with FNF

There are various agreements between FNF and us. These agreements include:

•	the master information technology and application development services agreement;

•	the interchange use and cost sharing agreements for corporate aircraft; and

•	the sublease agreements.

Master Information Technology Services Agreement

We are party to a master information technology services agreement with FNF, pursuant to which we provide various services to FNF, such as IT infrastructure support and data center management. Under this agreement, FNF has designated certain services as high priority critical services required for its business. These include managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery and business continuity. We agree to use reasonable best efforts to provide these core services without interruption throughout the term of the master services agreement, except for scheduled maintenance. FNF can also request services that are not specified in the agreement, and, if we can agree on the terms, a new statement of work or amendment will be executed. In addition, if requested by FNF, we will continue to provide, for an appropriate fee, services to FNF that are not specifically included in the master information technology services agreement if those services were provided to FNF by us or our subcontractors in the past.

Under this agreement, FNF is obligated to pay us for the services that FNF and its subsidiaries utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and the complexity of the technical development and technology support provided by us. The amount we earned from FNF under this agreement during 2011 was $43.6 million.

The master information technology services agreement was amended in 2008 and is effective for a term of five years from the date of the spin-off unless earlier terminated in accordance with its terms. FNF has the right to renew the agreement for two successive one-year periods, by providing a written notice of its intent to renew at least six months prior to the expiration date. Upon receipt of a renewal notice, the parties will begin discussions regarding the terms and conditions that will apply for the renewal period, and if the parties have not reached agreement on the terms by the time the renewal period commences, then the agreement will be renewed for only one year on the terms as in effect at the expiration of the initial term. FNF may also terminate the agreement or any particular statement of work or base services agreement subject to certain minimum fees and prior notice requirements, as specified for each service. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

Interchange Use and Cost Sharing Agreements for Corporate Aircraft

On July 2, 2008, we entered into an interchange agreement with FNF and a third party with respect to our continued use of the corporate aircraft leased or owned by FNF, and the use by FNF of the corporate aircraft leased by us. We also entered into a cost sharing agreement with FNF with respect to the sharing of certain cost relating to other corporate aircraft that is leased or owned by FNF but used by us from time to time. These arrangements provide us with access from time to time to additional corporate aircraft that we can use for our business purposes. The interchange agreement has a perpetual term, but may be terminated at any time by any party upon 30 days’ prior written notice. The cost sharing agreement continues as to us so long as FNF owns or leases corporate aircraft used by us. Under the interchange agreement, we reimburse FNF, or FNF reimburses us, for the net cost differential of our use of the aircraft owned or leased by FNF, and its use of our aircraft. The interchange use and the amounts for which each of us can be reimbursed are subject to Federal Aviation Authority regulations and are the same as would apply to any third party with whom we would enter into an aircraft interchange arrangement. Under the cost sharing agreement, we and the third party to the agreement each would enter into an aircraft interchange arrangement. Under the cost sharing agreement, we and the third party to the agreement each reimburse FNF for 1/3 of the aggregate net costs relating to the aircraft, after taking into account all revenues from charters and other sources. In 2011, we made aggregate payments of $3.9 million to FNF and received aggregate payments of less than $0.1 million from FNF under these agreements.

Sublease Agreements

We sublease certain office space from FNF. Pursuant to the sublease agreements, which are in effect for periods through March 31, 2013, we paid FNF approximately $0.7 million in 2011.

Other Related Party Arrangements

Investment Agreement with Thomas H. Lee Partners, L.P.

On October 1, 2009, pursuant to an investment agreement with Thomas H. Lee Partners, L.P. (“THL”) and FNF dated as of March 31, 2009, FIS issued and sold (a) to THL in a private placement 12.9 million shares of FIS common stock for an aggregate purchase price of approximately $200.0 million and (b) to FNF in a private placement 3.2 million shares of FIS common stock for an aggregate purchase price of approximately $50.0 million. FIS paid each of THL and FNF a transaction fee equal to 3% of their respective investments. Contingent upon THL maintaining certain ownership levels in FIS common stock, THL has the right to designate one member to the Company’s board of directors.

Agreements with WPM, L.P.

As of October 1, 2009, WPM, L.P., a Delaware limited partnership affiliated with Warburg Pincus Private Equity IX, L.P. (collectively “Warburg Pincus”) owned 25% of the outstanding shares of Metavante common stock, and was a party to a purchase right agreement with Metavante which granted Warburg Pincus the right to purchase additional shares of Metavante common stock under certain conditions in order to maintain its interest. FIS and Warburg Pincus entered into a replacement stock purchase right agreement effective upon consummation of the merger, granting Warburg Pincus the right to purchase comparable FIS shares in lieu of Metavante shares. The purchase right agreement relates to Metavante employee stock options that were outstanding as of the date of Warburg Pincus’ initial investment in Metavante. The stock purchase right may be exercised quarterly for either (a) one-third of the number of said employee stock options exercised during the preceding quarter at one-third of the aggregate exercise price or (b) the difference between one-third of the number of said employee stock options exercised during the preceding quarter and the quotient of one-third of the aggregate exercise prices of such options exercised divided by the quoted closing price of a common share on the day immediately before exercise of the purchase right, at $.01 per share. As of October 1, 2009, approximately 7.0 million options remained outstanding that were subject to this purchase right. Since that date, approximately 3.8 million options were exercised by employees, including approximately 1.2 million options during 2011. Warburg Pincus acquired 173,270 of our shares in 2011, at a price of $0.01 per share.

In connection with the Metavante merger and based upon certain existing rights of WPM in respect of its investment in Metavante, WPM and FIS entered into a shareholders agreement, dated as of March 31, 2009, pursuant to which, among other things, subject to the terms and conditions of the shareholders agreement, WPM is entitled to nominate and have appointed one director to the board of directors of FIS until the earlier of (1) such time as WPM no longer holds at least 20% of the number of shares of FIS common stock received in the merger and purchased by WPM in connection with the stock purchase right agreement and (2) the tenth anniversary of the completion of the merger. The shareholders agreement also provides WPM with certain registration rights.

Certain Relationships with Ceridian Corporation

Ceridian Corporation (“Ceridian”), a company in which FNF holds an approximate 33% equity interest, is party to a master professional services agreement with us. Ceridian is a provider of a full portfolio of services to effectively manage payroll, benefits, recruitment, health and wellness, compliance and tax filing. The master professional services agreement, pursuant to which Ceridian receives certain voice and back office services, and other business process and related information technology products and services, is effective until December 31, 2014 unless earlier terminated in accordance with its terms. Ceridian has the right to renew the agreement, and either party may also terminate the agreement or any particular statement of work or base services agreement in certain circumstances. Under this agreement, Ceridian pays us for the services used, calculated under a specific and comprehensive pricing schedule. Service charges are generally based on volume and actual usage, specifically related to the particular service and support provided and the complexity of the technical analysis and technology support provided by us. The amount we received from Ceridian for these services during 2011 was $57.9 million.

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee charter calls for our audit committee to review and approve all transactions to which we are a party and in which any director and/or executive officer of ours has a direct or indirect material interest (other than an interest arising solely as a result of their position as a director or executive officer of the Company). This policy covers all transactions required to be disclosed in this related party transactions section of the proxy statement. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken. The provision of our audit committee charter described above is in addition to and does not supersede any other applicable company policies or procedures, including our Code of Conduct.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2011. Except as disclosed below, based solely upon a review of these reports, we believe that during 2011 all of our directors and officers complied with the requirements of Section 16(a). During calendar years 2005 through 2010, one of our directors, Mr. Hagerty, engaged in certain transactions which did not need to be disclosed on Forms 4. Such transactions were disclosed on Forms 5 which were filed in 2011.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the Annual Meeting of Shareholders to be held in 2013 must be received by the Company no later than December 20, 2012. Any other proposal that a shareholder wishes to bring before the 2013 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 20, 2012. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which require, among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to our Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated by us as proxies in connection with the 2012 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (except for certain exhibits thereto), including our audited financial statements, may be obtained, free of charge, upon written request by any shareholder to Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing us for our expenses in supplying any exhibit.

By Order of the Board of Directors

Frank R. Martire

Dated: April 19, 2012	Chairman and Chief Executive Officer

ANNEX A

Proposed Amendment and Restatement of Article IV of the Amended and Restated Articles of Incorporation of Fidelity National Information Services, Inc.

To Declassify the Board of Directors

ARTICLE IV

(a) ~~(a) The~~Subject to the rights of the holders of any outstanding series of Preferred Stock or any other outstanding class or series of shares of the Corporation as may be specified in or authorized by these Amended and Restated Articles of Incorporation, the business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as follows:

1. ~~1.~~ The number of directors shall be not less than five, nor more than fifteen, and shall be fixed from time to time within such range by a resolution of the Board of Directors.

2. ~~2. The~~Subject to the provisions of Section 3 of this Article IV, until the 2015 annual meeting of shareholders, the directors shall be divided into three classes, designated as Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. ~~Each initial director in Class I shall hold office for a term that expires at the first annual meeting of shareholders after his election; each initial director in Class II shall hold office for a term that expires at the second annual meeting of shareholders after his election; and each initial director in Class III shall hold office for a term that expires at the third annual meeting of shareholders after his election.~~ At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting of shareholders shall be elected for a three-year term. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any additional director of any class elected by the shareholders to the Board of Directors to fill a vacancy resulting from an increase in such a class shall hold office for a term that shall coincide with the remaining term of that class. Any additional director of any class elected by the Board of Directors to fill a vacancy resulting from an increase in such a class shall hold office for a term that shall expire at the next annual meeting of shareholders, and, if such newly~~-~~ created directorship is to be continued, a nominee therefor shall be submitted to the ~~shareholders~~shareholders for their vote. In no case shall a decrease in the number of directors for a class shorten the term of an incumbent director. A director shall hold office until the annual meeting of shareholders for the year in which such director~~”~~s term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

3. Notwithstanding anything contained in Section 2 of this Article IV to the contrary, each director who is serving as a director immediately following the 2012 annual meeting of shareholders, or is elected or appointed thereafter as a director, shall hold office until the end of the term for which such director was elected or appointed and until his or her successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. At the 2013 annual meeting of shareholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a two-year term expiring at the 2015 annual meeting of shareholders. At the 2014 annual meeting of shareholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2015 annual meeting of shareholders. At the 2015 annual meeting of shareholders, and at each annual meeting of shareholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of shareholders, and the designation of the Board into classes as provided in Section 2 of this Article IV shall be abolished.

4. ~~3.~~ Any vacancy on the Board of Directors that results from an increase in the number of directors or from prior death, resignation, retirement, disqualification or removal from office of a director shall be filled by a majority of the Board of Directors then in office, though less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy resulting from prior death, resignation, retirement, disqualification or removal from office of a director, shall have the same remaining term as that of his or her predecessor.

(b) ~~(b)~~ Except as may be prohibited by law or by these Amended and Restated Articles of Incorporation, the Board of Directors shall have the right to make, alter, amend, change, add to, or repeal the bylaws of the Corporation, and have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and its members, including without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the directors~~”~~ powers to manage the business and affairs of the Corporation. No bylaw shall be adopted by shareholders that shall impair or impede the implementation of the foregoing.

(c) ~~(c)~~ Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage for separate class vote for certain actions may be permitted by law, by these Amended and Restated Articles of Incorporation or by the bylaws of the Corporation), the affirmative vote of the holders of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all of the outstanding shares of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article IV or to adopt any provision of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation inconsistent with this Article IV. The holder of each share of the Corporation entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director. This Article IV (c) shall not apply, and such two-thirds (2/3) vote shall not be required, with respect to any amendment or repeal of any provision of this Article IV or the adoption of any such inconsistent provision, if such amendment, repeal or adoption is recommended by a majority of the Board of Directors.

(d) ~~(d)~~ The invalidity or unenforceability of this Article IV, or any portion hereof, or of any action taken pursuant to this Article IV shall not affect the validity or enforceability of any other provision of these Amended and Restated Articles of Incorporation, any action taken pursuant to such other provision, or any action taken pursuant to this Article IV.

Proposed Amendment and Restatement of Section 2.2 of the Amended and Restated Bylaws

of Fidelity National Information Services, Inc.

To Declassify the Board of Directors

Section 2.2 Number of Directors and Term of Office. The number of ~~Directors shall be not less than five, nor more than fifteen and shall be fixed within such range by the Board of Directors. The Directors shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. Each initial Director in Class I shall hold office for a term that expires at the first Annual Meeting of the Shareholders after his election; each initial Director in Class II shall hold office for a term that expires at the second Annual Meeting of the Shareholders after his election; and each initial Director in Class III shall hold office for a term that expires at the third Annual Meeting of the Shareholders after his election. At each Annual Meeting of the Shareholders, successors to the class of Directors whose term expires at that Annual Meeting of the Shareholders shall be elected for a three-year term. If the number of Directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible. Any additional Director of any class elected by the Shareholders to the Board of Directors to fill a vacancy resulting from an increase in such a class shall hold office for a term that shall coincide with the remaining term of that class. Any additional Director of any class elected by the Board of Directors to fill a vacancy resulting from an increase in such a class shall hold office for a term that shall expire at the next Annual Meeting of the Shareholders, and, if such newly-created directorship is to be continued, a nominee therefor shall be submitted to the Shareholders for their vote. In no case shall a decrease in the number of Directors for a class shorten the term of an incumbent Director. A Director shall hold office until the Annual Meeting of the Shareholders for the year in which such Director’s term expires and until his or her successor shall be elected and qualified, subject,~~

~~however, to prior death, resignation, retirement, disqualification or removal from office.~~directors shall be not less than five, nor more than fifteen, and shall be fixed from time to time within such range by a resolution of the Board of Directors. The Directors shall be elected and hold office for the terms provided in the Amended and Restated Articles of Incorporation of the Company.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

601 RIVERSIDE AVENUE

JACKSONVILLE, FL 32204

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M45709-P22269	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FIDELITY NATIONAL INFORMATION SERVICES, INC.
The Board of Directors recommends you vote FOR for all of the following proposals:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. William P. Foley, II	☐	☐	☐
	1b. Thomas M. Hagerty	☐	☐	☐
	1c. Keith W. Hughes	☐	☐	☐
					For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year.				☐	☐	☐

3.	Advisory vote on Fidelity National Information Services, Inc. 2011 executive compensation.				☐	☐	☐

4.	To amend the articles of incorporation and the bylaws of Fidelity National Information Services, Inc. to declassify the board of directors.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M45710-P22269

FIDELITY NATIONAL INFORMATION SERVICES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 30, 2012

The undersigned hereby appoints Frank R. Martire and Michael L. Gravelle, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Fidelity National Information Services, Inc. held of record by the undersigned as of March 30, 2012, at the Annual Meeting of Stockholders to be held at 10:00 a.m., eastern time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 30, 2012, or any adjournment thereof.

This instruction and proxy card is also solicited by the Board of Directors of Fidelity National Information Services, Inc. for use at the Annual Meeting of Stockholders on May 30, 2012 at 10:00 a.m. eastern time from persons who participate in the Fidelity National Information Services, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”).

By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401(k) Plan, to exercise the voting rights relating to any shares of common stock of Fidelity National Information Services, Inc. allocable to his or her account(s) as of March 30, 2012. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Fidelity National Information Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 25, 2012. For shares voted by phone or Internet, the deadline is 11:59 PM on May 25, 2012. For the 401(k) Plan, the Trustee will tabulate the votes received from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES LISTED ON PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

Continued and to be signed on reverse side